Exhibit 10.2

CONFIDENTIAL

Execution Version

HARBOURVEST PRIVATE EQUITY SECONDARIES CAYMAN PARALLEL FUND L.P.

SECOND AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT

Dated August 10, 2026

THE LIMITED PARTNER INTERESTS (THE “UNITS”) OF HARBOURVEST PRIVATE EQUITY SECONDARIES CAYMAN PARALLEL FUND L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE IN THE UNITED STATES OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND ARE SUBJECT TO SIGNIFICANT RESTRICTIONS ON TRANSFERABILITY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, CHARGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT, THE EXEMPTED LIMITED PARTNERSHIP ACT OF THE CAYMAN ISLANDS, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS AND THE TERMS AND CONDITIONS OF THIS PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS OF UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

6.3.	Allocation of Investment Opportunities	14

6.4.	Other Business Relationships	14

6.5.	Powers of Limited Partners	15

6.6.	Limited Purpose Entities	15

6.7.	Media Company Agreement	16

6.8.	Limited Partners Subject to the Bank Holding Company Act	17

6.9.	Alternative Vehicles	17

6.10.	Aggregating Partnership	18

6.11.	Intermediate Entities	19

6.12.	ERISA	19

ARTICLE 7 LIABILITY OF PARTNERS		20

7.1.	Liability of General Partner, etc.	20

7.2.	Liability of the Limited Partners; etc.	20

7.3.	No Obligation to Replenish Negative Capital Account	21

ARTICLE 8 INDEMNIFICATION OF GENERAL PARTNER, ETC.		21

8.1.	In General	21

8.2.	Expenses, etc.	23

ARTICLE 9 MANAGEMENT FEE; INCENTIVE FEE		23

9.1.	Management Agreement, Management Fee, etc.	23

9.2.	Incentive Fee	25

ARTICLE 10 BOOKS AND RECORDS; TAX INFORMATION; REPORTS TO PARTNERS		26

10.1.	Books and Records	26

10.2.	Tax Information	26

10.3.	Reports to Partners	26

ARTICLE 11 TRANSFERS; WITHDRAWALS		27

11.1.	Transfer by the General Partner	27

11.3.	Right of First Refusal	28

11.4.	Redemption of Units	29

11.5.	Limitations on Distributions or Redemption of Units	29

11.6.	Required Redemption of Limited Partners	29

ARTICLE 12 DURATION AND TERMINATION OF THE PARTNERSHIP		30

12.1.	Duration	30

12.2.	Termination	30

12.3.	Restoration Obligation	31

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ARTICLE 13 BOARD OF DIRECTORS		31

13.1.	Board of Directors	31

ARTICLE 14 DEFINITIONS		32

ARTICLE 15 POWER OF ATTORNEY		40

15.1.	Grant of Power	40

15.2.	Terms of Power	41

ARTICLE 16 MISCELLANEOUS		41

16.1.	Amendments	41

16.2.	Determination of Certain Matters	43

16.3.	Waiver of Partition	43

16.4.	Successors in Interest	43

16.5.	Severability	43

16.6.	Notice	43

16.7.	Certificate of Registration of the Partnership	44

16.8.	Confidentiality	44

16.9.	Compliance with Laws	46

16.10.	Applicable Law	47

16.11.	Waiver	47

16.12.	Reproduction of Documents	47

16.13.	Rights of Third Parties	47

16.14.	Miscellaneous	48

16.15.	Counsel	49

16.16.	Currency	49

16.17.	Effective Date	49

EXHIBIT A – Management Agreement

EXHIBIT B – Unit Redemption Program

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SECOND AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT

OF

HARBOURVEST PRIVATE EQUITY SECONDARIES CAYMAN PARALLEL FUND L.P.

THIS SECOND AMENDED AND RESTATED EXEMPTED LIMITED PARTNERSHIP AGREEMENT OF HARBOURVEST PRIVATE EQUITY SECONDARIES CAYMAN PARALLEL FUND L.P., A CAYMAN ISLANDS EXEMPTED LIMITED PARTNERSHIP (THE “PARTNERSHIP”), IS MADE ON AUGUST 10, 2026 (THE “EFFECTIVE DATE”).

R E C I T A L S:

WHEREAS, the Partnership was formed under the Act (as such term and certain other capitalized terms are defined in Article 14) and since its formation has been governed by the Exempted Limited Partnership Agreement of the Partnership, dated September 29, 2025 (the “Original Agreement”);

WHEREAS, the parties amended and restated the Original Agreement in its entirety on March 13, 2026 (the “Prior Agreement”); and

WHEREAS, the parties hereto wish to amend and restate the Prior Agreement in its entirety and to enter into this Agreement.

NOW, THEREFORE, the parties hereto hereby agree to continue the Partnership and hereby amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE 1

Organization

1.1. Name. The name of the Partnership is “HarbourVest Private Equity Secondaries Cayman Parallel Fund L.P.” The General Partner is authorized to make any variations in the Partnership’s name which the General Partner may deem necessary or advisable, subject to any requirements of applicable law. In the case of a change of name of the Partnership pursuant to this section, specific references herein to the name of the Partnership shall be deemed to have been amended to the name as so changed.

1.2. Organizational Certificates and Other Filings. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts that may be required to comply with all requirements for (a) the formation and operation of an exempted limited partnership under the laws of the Cayman Islands, (b) the operation of the Partnership as an exempted limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership conducts or proposes to conduct business and (c) all other filings required to be made by the Partnership. The Partnership shall not undertake business with the public in the Cayman Islands other than as so far as may be necessary for the carrying on of the activities of the Partnership exterior to the Cayman Islands.

1.3. Classes of Units. The General Partner is hereby authorized to issue Units designated as set forth in the Memorandum, and any other additional classes and/or series of Units with such terms, rights and obligations as determined in the sole discretion of the General Partner as set forth in Section 2.2(b) without receiving consent from the Limited Partners. The General Partner is authorized to convert Units of one Class to another Class (including combining Classes) without the consent of any Limited Partner or the Board of Directors; provided, if the terms applicable to a Limited Partner’s Units will be materially worse as a result of such conversion, such Limited Partner will be required to consent to such conversion.

1.4. Character of Business. The purposes and business of the Partnership shall be making investments (indirectly through HSEC Holdings L.P., a Delaware limited partnership treated as a partnership for U.S. federal income tax purposes (the “Aggregating Partnership”)) in accordance with the investment objectives and policies of the Aggregating Partnership as in effect from time to time and to engage in any other lawful activity as the General Partner may from time to time determine. Subject to the provisions of this Agreement, the General Partner may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Partnership as it shall deem appropriate in its sole discretion. Investments may be effected on a global basis, using a wide variety of investment types and transaction structures, and may have long or short anticipated holding periods. For the avoidance of doubt, the Partnership shall carry out the purposes described in this Section 1.4 through its investment in the Aggregating Partnership and all provisions of this Agreement shall be interpreted consistently with such intent.

1.5. Registered Office and Agent in the Cayman Islands; Mailing Address. The registered office of the Partnership in the Cayman Islands is located at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008 Cayman Islands, at which shall be kept the records required to be maintained under the Act, at which the service of process on the Partnership may be made and to which all notices and communications may be addressed. At any time, the General Partner may designate another registered agent and/or registered office and shall notify the Limited Partners of such change in agent and/or office. The mailing address of the Partnership is c/o HarbourVest Partners, LLC, One Lincoln Street, Boston, Massachusetts 02111 or such other place or places as the General Partner may from time to time designate by notice to the Limited Partners.

1.6. Fiscal Year. The fiscal year of the Partnership shall end on March 31. The Partnership shall have the same fiscal year for U.S. income tax purposes and for accounting purposes.

1.7. Term. The Partnership commenced upon the filing of the statement pursuant to Section 9 of the Act with the Cayman Islands Registrar of Exempted Limited Partnerships and, unless wound up and dissolved earlier pursuant to Section 12.1 its term shall continue indefinitely. Following the completion of the winding up of the Partnership, including the liquidation of the Partnership’s assets in accordance with Section 12.2, the Partnership shall be dissolved upon the filing of any notice of dissolution signed by the General Partner and required to be filed with the Cayman Islands Registrar of Exempted Limited Partnerships.

1.8. Reserved.

1.9. Specific Authorization. Notwithstanding any other provision of this Agreement, the General Partner, on its own behalf and on behalf of the Partnership, may execute, deliver and perform the Management Agreement (and any amendments approved in accordance with Section 9.1) and the Subscription Agreements, any amendments to such agreements and all agreements contemplated thereby and related thereto, all without any further act, approval or vote of any Partner or other Person. The General Partner is hereby authorized to enter into and perform on behalf of the Partnership the agreements described in the immediately preceding sentence, but such authorization shall not be deemed to be a restriction on the power of the General Partner to enter into other agreements on behalf of the Partnership (subject to any other restrictions expressly set forth in this Agreement).

1.10. Tax Classification of the Partnership. It is the intention of the Partners that the Partnership shall be treated as a corporation for U.S. federal income tax purposes. The Partnership has elected, under the Code and Treasury Regulation Section 301.7701-3 thereunder to be treated as a corporation for U.S. federal income tax purposes and neither the General Partner nor any Limited Partner shall take any action inconsistent with such treatment, including the filing of any election to treat the Partnership as other than a corporation for U.S. federal income tax purposes. To the extent not inconsistent with the preceding sentence, the General Partner shall have the authority to make or revoke, on behalf of the Partnership, any election permitted under the Code or the Treasury regulations thereunder or under the laws of any state, local or non-U.S. jurisdiction.

1.11. Parallel Funds. In addition to the Main Fund and Delaware Parallel Fund, in order to facilitate the making of Portfolio Investments or sub-categories of Portfolio Investments by certain investors, the General Partner and its Affiliates may, in the sole discretion of the General Partner, establish one or more other parallel fund vehicles (each such vehicle or arrangement, each a “Parallel Fund”) and any related feeder funds, including Limited Purpose Entities. To the extent reasonably practicable, taking into account applicable circumstances, each Parallel Fund shall, subject to applicable legal, tax, accounting, administrative or regulatory considerations or to relevant internal investment policy or guideline concerns of its investors, as applicable, generally (a) invest proportionately at the same time and on substantially the same terms and conditions as the Partnership, the Main Fund and the Delaware Parallel Fund and make and dispose of Portfolio Investments at the same time and on substantially the same terms and conditions as the Partnership, the Main Fund and the Delaware Parallel Fund; and (b) share proportionately in Partnership Expenses.

ARTICLE 2

Subscriptions

2.1. Subscriptions. Units will be offered and investors will be admitted as Partners as of the first Business Day of each month, except that Units may be offered and investors may be admitted as Partners more or less frequently as determined by the General Partner in its sole discretion (each date on which Units are issued, a “Trade Date”). To the extent that any given Trade Date is not a first calendar day of a month, the economic effect of such Trade Date may be treated as the first calendar day of such month, as may be determined by the General Partner in its sole discretion. Each Partner, by executing a Subscription Agreement, shall be deemed to have acknowledged and consented to the risks and other considerations relating to an investment in the Partnership, including the risks and conflicts described in the Memorandum and to have agreed to the terms of this Agreement. Unless otherwise agreed with the General Partner, each initial or subsequent purchase of Units will be payable in full in a single installment which will generally be due three Business Days prior to the proposed Trade Date (the “Subscription Funding Deadline”). Each Partner’s Unit holdings will be set forth opposite their names on the Partnership’s books and records. The General Partner or any transfer agent or similar agent may keep the Partnership’s books and records current through separate revisions that reflect periodic changes to each Limited Partner’s Units (including as a result of Capital Contributions or repurchases) without preparing an amendment to this Agreement. Subscriptions may be accepted or rejected in whole or in part by the General Partner on behalf of the Partnership in its sole discretion. For the avoidance of doubt, Subscriptions will only be accepted to the extent that the Aggregating Partnership agrees to a corresponding increase in the Partnership’s commitment to the Aggregating Partnership.

2.2. Issuance of Units.

(a) In connection with each Capital Contribution (or any deemed Capital Contribution) including pursuant to Section 5.5, a Partner shall be issued such number of Units the aggregate purchase price of which (as determined herein) equals such Capital Contribution (or deemed Capital Contribution). The purchase price for each Unit on a Trade Date shall be a price per Unit equal to the Net Asset Value per Unit as of the last Business Day of the immediately preceding month, unless determined otherwise by the General Partner; provided, that each Unit issued as of the first date that the Partnership issues Units shall have a price per Unit of $10. The amount of Units issued to each Partner shall be set forth in the books and records of the Partnership.

(b) The General Partner is hereby authorized to cause the Partnership to issue such additional Units for any Partnership purpose at any time or from time to time to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion (and notwithstanding anything set forth in this Agreement, amend this Agreement to implement the terms of such new classes or series), all without the consent or approval of any Limited Partners. Any additional Units issued thereby may be issued in one or more classes (including the classes specified in this Agreement or any other classes), or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Units, all as shall be determined by the General Partner in its sole and absolute discretion and without the consent or approval of any Limited Partner.

(c) Each new Limited Partner shall be admitted as a Limited Partner upon (a) the General Partner’s acceptance of an executed Subscription Agreement, (b) unless otherwise agreed with the General Partner, such Person’s required Capital Contribution being received by the Partnership, and (c) such Person being listed as a limited partner of the Partnership in the books and records of the Partnership. Admission of a new Limited Partner shall not cause the winding up and dissolution of the Partnership.

(d) Unless otherwise agreed to by the General Partner, Capital Contributions to the Partnership must be made in cash by wire transfer of immediately available funds on or prior to the acceptance date set by the Partnership and notified to the Partners; provided, the General Partner may accept, on behalf of the Partnership, a subscription to the Partnership in the form of a non-cash contribution on terms and conditions that the General Partner deems appropriate in good faith. The value of any non-cash subscriptions by a Partner as of the date of contribution are set forth on the Partnership’s books and records. No Units shall be deemed issued by the Partnership to a Partner until they are paid for in the amount and form agreed to with the General Partner. When issued pursuant to and in accordance with this Agreement, Units shall be fully paid and non-assessable, to the fullest extent permitted by law.

(e) The General Partner is authorized to issue fractional Units, and to effect the split, subdivision, combination or reclassification of Units; provided, that the proportionate interest of each Partner in the Partnership shall not be changed by any such split, subdivision, combination or reclassification. A fractional Unit shall carry proportionately all of the rights and obligations of a full Unit, including rights and obligations with respect to receipt of distributions, redemption of Units and liquidation of the Partnership. When issued pursuant to and in accordance with this Agreement, Units shall be fully paid and, to the fullest extent permitted by law, non-assessable. Each issued and outstanding Unit shall be entitled to receive allocations pursuant to Article 3 from, and including, the date on which such Unit is issued until, and including, the date on which such Unit is redeemed.

2.3. No Priorities of Limited Partners. Except as expressly provided in this Agreement, no Limited Partner shall be entitled to any return of capital, interest or compensation by reason of its subscription or by reason of serving as a Partner or have the right to demand or receive property other than cash in return for its subscription, nor shall any Limited Partner have priority over any other Partner either as to the return of its Capital Contributions or any part thereof or as to profits, losses or Distributions.

ARTICLE 3

Capital Accounts and Allocations

3.1. Capital Accounts and Allocations. The Partnership shall establish and maintain for each Partner a separate capital account for partnership accounting purposes (“Capital Account”) relating to the Units held by each Partner. Net Profits and Net Losses of the Partnership for each Fiscal Year shall be allocated among the Capital Accounts of the Partners in a manner that as closely as possible gives economic effect to the provisions of Article 5, Article 12 and other relevant provisions hereof.

ARTICLE 4

Tax Advances and New Issues

4.1. Tax Advances. To the extent the General Partner reasonably determines that the Partnership (or any entity in which the Partnership directly or indirectly holds an interest) is required by law to withhold or to make tax payments (including interest and penalties thereon) on behalf of or with respect to any Partner or as a result of a Partner’s participation in the Partnership, or as a result of or in connection with the redemption of all or a portion of a Limited Partner’s Units (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall, at the option of the General Partner, (i) be promptly paid to the Partnership by the Partner on whose behalf such Tax Advances were made, (ii) be repaid by reducing the amount of any distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner or (iii) be repaid by reducing the Units held by such Partner. Whenever the General Partner selects the option set forth in clause (ii) of the immediately preceding sentence for repayment of a Tax Advance by a Partner, for all other purposes of this Agreement such Partner shall be treated as having received all distributions unreduced by the amount of such Tax Advance. In addition, to the extent that any taxes are imposed on the Partnership (or any entity in which the Partnership directly or indirectly holds an interest and that is treated as a flow-through entity for relevant tax purposes) with respect to income of the Partnership (or such entity) in lieu of taxes imposed directly on a Partner with respect to such income (including any state or local income taxes), whether by election of the Partnership or the General Partner or otherwise, such amounts shall be deemed to have been distributed to such Partner. Notwithstanding anything to the contrary and to the fullest extent permitted by applicable law, unless otherwise agreed by the General Partner in writing, each Partner hereby agrees to reimburse, indemnify and hold harmless the Partnership, the General Partner and any Related Party from and against any claim, liability and expenses of whatever nature with respect to Tax Advances payable, paid or required on behalf of or with respect to such Partner, or as a result of such Partner’s participation in the Partnership. The obligations of a Partner set forth in this Section 4.1 shall survive the withdrawal of any Partner from the Partnership or any Transfer or redemption of a Limited Partner’s Units. Each Partner shall furnish to the General Partner, and keep current, such information, forms and certifications as the General Partner may, in its discretion, deem necessary or advisable to comply with the regulations governing the obligations of withholding tax agents, as well as such information, forms and certifications the General Partner may, in its discretion, deem necessary or advisable to comply with any withholding taxes imposed by countries other than the United States and each Limited Partner represents and warrants that the information and forms furnished by it shall be true and accurate in all respects. The amount of any taxes paid by or withheld from receipts of the Partnership (or any entity in which the Partnership directly or indirectly holds an interest) that the General Partner reasonably determines are allocable to a Partner shall be deemed to have been distributed to each such Partner to the extent that the payment or withholding of such taxes reduced distribution proceeds otherwise distributable to such Partner as provided herein. Any taxes withheld or paid pursuant to this Section 4.1 shall be withheld or paid at the maximum applicable statutory rate under the applicable tax law, unless the General Partner shall have received an opinion of counsel or other evidence, satisfactory to the General Partner, to the effect that a lower rate is applicable or that no withholding or payment is applicable.

4.2. New Issues. Notwithstanding any provision of this Agreement to the contrary, any Net Profits or Net Losses attributable to a “new issue” within the meaning of Rule 5130 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), as modified, amended or superseded from time to time, will be allocated only to those Partners who are permitted under Rule 5130 or Rule 5131 of the Conduct Rules of FINRA to purchase such “new issue.” The General Partner shall make such adjustments to the provisions of this Agreement, including to allocations and Distributions and any other items, as it shall determine to be equitable and desirable to give effect to the intent of the foregoing provision.

ARTICLE 5

Distributions

5.1. Withdrawal of Capital. Except as otherwise expressly provided in Article 11, no Partner shall have the right to withdraw any amount from its Capital Account.

5.2. Distributions.

(a) Except as provided in this Section 5.2, Sections 5.5, 11.4 and 11.5, no Partner shall be entitled to receive distributions, redeem or withdraw any amount from the Partnership with respect to such Partner’s Units or withdraw from the Partnership. The Partnership does not expect to make distributions to the Partners. However, to the extent the Partnership makes distributions to the Partners, other than in connection with any reinvestment program established by the Partnership, a redemption of Units or withdrawal of a Partner, as determined by the General Partner in its discretion, such distributions will be made at such times and in the same manner as distributions are received by the Partnership from the Aggregating Partnership and the Partnership will make such distributions to the Partners pro rata among the Partners based on Percentage Interests as of the date which such distribution is accrued as determined by the General Partner (taking into account factors that it determines to be necessary, appropriate and/or advisable, including the amount of any Partnership Expenses (including any accrued, contingent or anticipated expenses), payments and fees with respect to any indebtedness, the Management Fee, any Incentive Fee with respect to a Partner, anticipated investments, capital expenditures, follow-on investments, existing and anticipated redemptions, liquidity needs, reserves and any other factors determined by the Management Company), unless otherwise provided for in this Agreement or under applicable law. Subject to Section 5.5, the General Partner expects to reinvest any amounts received by the Partnership upon the disposition of a Portfolio Investment although the General Partner may use such amounts for any other purpose contemplated or permitted in this Agreement or otherwise permitted by applicable law. For the avoidance of doubt, any distributions that could otherwise be made by the Partnership may in the General Partner’s discretion be used to satisfy redemptions in lieu of being distributed or deemed distributed.

(b) Although the General Partner does not intend to make distributions (other than distributions in respect of redemptions pursuant to Article 11), distributions made pursuant to this Agreement may be made in cash or in kind, or in a combination thereof, as and when received from the Aggregating Partnership to one or more of the Partners, and such distributions shall not be required to be made to all Partners. Notwithstanding the foregoing, unless otherwise agreed by the Independent Directors, distributions consisting of both cash and securities or other assets or instruments in-kind shall be made, to the extent practicable, in pro rata portions of cash and in-kind as to each Partner receiving such distributions. For the avoidance of doubt, the General Partner (or an Affiliate thereof) may in its sole discretion elect to receive all or a portion of its share of the Incentive Fee pursuant to Section 9.2 in the form of an in-kind distribution. Distributions and redemption payments in cash shall be made in U.S. dollars by wire transfer to the account specified for such Partner in the records of the Partnership.

(c) Notwithstanding anything to the contrary set forth herein, the Partnership and the General Partner, on behalf of the Partnership, shall not be required to make a distribution to any Partner on account of its interest in the Partnership if, at the time of such distribution, such distribution would violate the Act or applicable law.

5.3. Information Reporting Regimes.

(a) Each Partner shall, unless otherwise agreed by the General Partner in writing, to the fullest extent permitted by applicable law, reimburse the Partnership, the General Partner and each Related Party for all claims, liabilities and expenses of whatever nature relating to the Partnership’s, the General Partner’s or such Related Party’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Partnership, the General Partner or such Related Party, in each case, with respect to such Partner, or as a result of such Partner’s participation in the Partnership.

(b) In the event that the Partnership receives a distribution or payment from or in respect of which tax has been withheld or other taxes have been paid and such tax is attributable to one or more Partners (other than any such tax or payment imposed without regard to the tax status or attributes of the Partners and that the General Partner determines is non-refundable to all Partners), the Partnership shall be deemed to have received cash in an amount equal to the amount of such withholding or other taxes, and each such Partner shall be treated as having received as a Distribution or an advance the portion of such amount that is attributable to such Partner’s interest in the Partnership as equitably determined by the General Partner.

(c) Each Partner shall provide the General Partner and the Partnership with any information, representations, certificates, forms or other documentation relating to such Partner and its direct or indirect owners or account holders that are requested from time to time by the General Partner and that the General Partner determines in its sole discretion are necessary or appropriate in order for any Partnership Entity to (i) avoid any withholding required under any Information Reporting Regime (including, without limitation, any withholding upon any payments to any Partnership Entity or any of its Affiliates or to any Partner under this Agreement), (ii) comply with any reporting or withholding requirements under any Information Reporting Regime, (iii) enter into, maintain or comply with an “FFI Agreement,” as defined in the Code and the Treasury Regulations thereunder (or any other agreement entered into in connection with any Information Reporting Regime), (iv) otherwise comply with any Information Reporting Regime (or allow a third party to comply with any Information Reporting Regime with respect to such Partnership Entity), or (v) determine any Partnership Entity’s status under, avoid any taxes or other costs under, or comply with any laws and regulations implementing, the EU directives against tax avoidance (Directives (EU) 2016/1164 and 2017/952, as amended from time to time) and ensuring a global minimum level of taxation (Directive (EU) 2022/2523, as amended from time to time). In addition, each Partner shall take such actions as the General Partner may reasonably request in connection with the foregoing. In the event that any Partner fails to provide any of the information, representations, certificates, forms or documentation (or take any action) required under this Section 5.3(c), the General Partner shall have full authority to and may, in its sole discretion, (x) cause a transfer of all of such Partner’s Units in the Partnership to a Person selected by the General Partner in a transaction that complies with Article 11 in exchange for any consideration that can be obtained for such Units or (y) take any other actions as the General Partner determines in its sole discretion are necessary or appropriate to mitigate any consequences of such Partner’s failure to comply with this Section 5.3(c) to any Partnership Entities and the other Partners. The General Partner shall make such revisions to the books and records of the Partnership as may be necessary to reflect any change in Partners and Capital Contributions made pursuant to this Section 5.3(c). Each Partner shall execute any documents, opinions, instruments and certificates as the General Partner may reasonably request or that are otherwise required to effectuate any of the foregoing. Any Partner that fails to comply with this Section 5.3(c) shall, unless otherwise agreed by the General Partner in writing, to the fullest extent permitted by law, reimburse the General Partner, the Partnership, each other Partner and each other Partnership Entity for any costs or expenses arising from such failure or failures, including, without limitation, any withholding tax imposed under any Information Reporting Regime on any of the Partnership Entities and any withholding or other taxes imposed as a result of a transfer effected pursuant to this Section 5.3(c). Each Partner acknowledges and agrees that any information in respect of such Partner (and its direct or indirect owners or account holders) provided to the General Partner or the Partnership in accordance with this Section 5.3(c) and any transaction entered into by the Partnership may be disclosed to any government, taxing authority or withholding agent or any other Person to whom such disclosure is required by any Information Reporting Regime or necessary to avoid any withholding tax or penalties under any Information Reporting Regime. Each Limited Partner is hereby notified that, to the extent required under any Information Reporting Regime provision, a report pursuant to any such provision will be made in respect of any relevant Limited Partner.

(d) The obligations set forth in this Section 5.3 shall survive the winding up, dissolution and termination of the Partnership. If the Partners are required to return amounts to the Partnership pursuant to this Section 5.3 after the winding up, dissolution and termination of the Partnership, such amounts shall be paid by the Partners as directed by the General Partner or such other Person as may be appointed to oversee the winding up, dissolution and termination of the Partnership.

5.4. Net Asset Value. The value of the Partnership’s investments shall be determined in good faith in accordance with the Valuation Policies. The Net Asset Value of each Unit of each class of Units is determined monthly by the General Partner in its sole discretion. For the calculation of the Partnership’s Net Asset Value for financial reporting purposes, the Partnership will use accounting principles generally accepted in the United States. The Net Asset Value per Unit of each Class of Units is determined by dividing the Partnership’s total assets attributable to such Class less the value of any liabilities (including accrued expenses or distributions) of such Class, by the total number of Units outstanding of such Class. As the Partnership is formed for the purpose of investing in and conducting its investment program through the Aggregating Partnership, the General Partner shall rely conclusively on the valuations reported by the Aggregating Partnership in valuing the Partnership’s interest in the Aggregating Partnership.

5.5. Reinvestment Program. The Partnership does not expect to make distributions to the Partners. However, the Partnership may establish a reinvestment program with respect to all or certain of its Units upon notice to all Limited Partners or the Limited Partners holding the relevant Units, but without the consent of any other Person.

5.6. Liabilities; Reserves. Liabilities shall be determined in accordance with GAAP, applied on a consistent basis. The General Partner may, through the Aggregating Partnership, establish holdbacks and reserves (including, by setting aside cash or other assets, requiring Capital Contributions or withholding amounts from distributions at any time) to satisfy or create, in its sole discretion (even if not otherwise required by GAAP), reserves for estimated or accrued expenses, fees (including the Management Fee, the Incentive Fee and Partnership Expenses) and liabilities (including without limitation the repayment of any indebtedness of the Partnership, any Intermediate Entity or any of their investments or the funding of any guarantee), contingent or otherwise, of the Partnership (and, where determined appropriate by the General Partner in its discretion, any Parallel Fund, any Intermediate Entity or any feeder fund of the Partnership or a Parallel Fund) and future capital requirements of any kind relating to existing or future Portfolio Investments of the Partnership (and, where determined appropriate by the General Partner in its discretion, of any Parallel Fund or Intermediate Entity) as well as for any required tax withholdings, which holdbacks or reserves may, in the General Partner’s discretion, be charged and accrued against the Net Asset Value of the Partnership or the net asset value of any Intermediate Entity, in proportion to each Partner’s Percentage Interest in the Partnership (or indirect interest in any Intermediate Entity, if applicable), in any amounts that the General Partner deems necessary or appropriate. It is understood that such holdbacks or reserves may reduce the amount otherwise available for distribution, including upon any partial or total redemption of a Partner’s Units, by an amount equal to the proportionate share charged and accrued against such redeemed Units immediately prior to such redemption in accordance with the previous sentence.

5.7. Temporary Investments. At such times as the funds of the Partnership are not invested in the Aggregating Partnership or securities received from the Aggregating Partnership, the General Partner on behalf of the Partnership may invest such funds in marketable direct obligations issued or unconditionally guaranteed by any of France, Germany, the United Kingdom or the United States of America, or issued by any agency of the United States of America, in each case, maturing within one year from the date of acquisition thereof; money market instruments such as commercial paper, asset-backed commercial paper, time deposits or other short-term debt obligations having at the date of purchase by the Partnership the highest or second highest rating obtainable from at least one U.S. nationally recognized statistical rating organization (“NRSRO”), certificates of deposit maturing within one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of France, Germany, the United Kingdom or the United States of America or any state of the United States of America or the District of Columbia, each having at the date of acquisition by the Partnership combined capital and surplus of not less than $250,000,000; repurchase agreements with brokers, dealers or banks and other entities having at the date of purchase by the Partnership the highest or second highest rating obtainable from at least one NRSRO, collateralized by U.S. Treasury securities or securities issued or guaranteed by the U.S. government or by its agencies; or pooled investment funds or accounts which invest only in such securities or instruments (collectively, “Temporary Investments”).

ARTICLE 6

Duties and Powers of and Restrictions Upon the General Partner and the Limited Partners

6.1. Borrowing.

(a) The General Partner shall have the right, at its option at any time and from time to time through the dissolution of the Partnership, without the need for any further consent or other action by the Board of Directors or any Limited Partner, to cause the Partnership (including directly or indirectly through one or more special purpose vehicles or Intermediate Entities) to incur, assume, guarantee or collateralize indebtedness from any Person (including the Management Company or any Related Party), and/or provide other credit support, on such terms as the General Partner determines appropriate in its discretion, including, in each case, (i) on a joint, several, joint and several or cross-collateralized basis with one or more (A) other Partnership Entities or (B) co-invest vehicles or Other HarbourVest Entities that invest alongside the Partnership in a Portfolio Investment or (ii) in connection with and for the benefit of any Lower Entity or any Portfolio Entity, or in each case of clauses (i) and (ii) above, any Affiliate thereof, in each case for any purpose of the Partnership or any purpose related to any Portfolio Investment as directed by the General Partner, including, without limitation, (1) to provide all or a portion of the capital necessary to pay Partnership Expenses, Management Fees, Incentive Fees and any amounts necessary or appropriate to withdrawing or redeeming Partners, or to engage in restructuring of the Fund or any of its subsidiaries, and (2) to provide permanent financing or to provide interim financing to consummate the purchase of Portfolio Investments (whether or not actually purchased) prior to completion of the permanent debt financing therefor or prior to the receipt of Capital Contributions. The Partnership and the General Partner (on behalf of the Partnership) are authorized, without the need for any further consent or other action by the Board of Directors or any Limited Partner, to pledge, charge, grant powers of attorney and create security interests in favor of the lenders and/or their agents to secure obligations under any such credit facilities with respect to any assets (including, without limitation, any depository or other accounts), rights or remedies of the Partnership, the General Partner or any other Partnership Entity, co-invest vehicle, Other HarbourVest Entity, Lower Entity or Portfolio Entity, or any Affiliate thereof. In addition, the Partnership and the General Partner (on behalf of the Partnership) are authorized to guarantee (on a secured or unsecured basis) the indebtedness and other obligations of any Parallel Fund, other Partnership Entity, co-invest vehicle, Other HarbourVest Entity, Lower Entity or Portfolio Entity, or any Affiliate thereof, incurred in connection with any such credit facility. Notwithstanding any provisions of this Agreement and without the need for any further consent or other action by the Board of Directors or any Limited Partner, in connection with any indebtedness of the Partnership, the Partnership, and the General Partner on its own behalf and/or on behalf of the Partnership, is authorized to, and shall, enter into and perform any documents or agreements contemplated thereby or related thereto and any amendments thereto. Notwithstanding the foregoing, the Partners acknowledge and agree that there are no restrictions on borrowing by the Portfolio Investments.

(b) Notwithstanding the foregoing, other than borrowings incurred solely to provide interim financing prior to the receipt of capital (and not for permanent or long-term financing with respect to the Portfolio Investments or the Partnership Expenses), the Partnership does not intend to create or incur indebtedness for borrowed money that would cause the aggregate amount of recourse indebtedness for borrowed money incurred by the Partnership to exceed 33 1/3% of the Partnership’s total assets, measured at the time of such borrowings; provided that any guarantees by the Partnership of indebtedness shall not be taken into account for the purpose of the foregoing restriction; provided, further that with respect to any joint indebtedness of the Partnership Entities, only the Partnership’s allocable share of such joint indebtedness (and not any other amounts of indebtedness of the other Partnership Entities) shall be taken into account for the purposes of the foregoing restriction, provided, further, that any investment subsidiary or other Portfolio Entity of the Partnership may incur indebtedness or provide guarantees (in each case, including in respect of any NAV facility) which shall not be taken into account for purposes of the foregoing restriction and the Limited Partners hereby expressly understand and agree that, notwithstanding the foregoing restriction, all or any portion of any indebtedness of any subsidiary or other Portfolio Entity of the Partnership, or of any other Partnership Entity, co-invest vehicle, Other HarbourVest Entity or Lower Entity, or any Affiliate thereof, may be secured by the Portfolio Investments or other assets of the Partnership without the need for any further consent or other action by the Board of Directors or any Limited Partner. During the initial ramp-up period of the Partnership, and at other times as determined appropriate by the General Partner in its sole discretion, borrowing by the Partnership may exceed the 33 1/3% target described in this Section 6.1. Additionally, the Partnership may incur additional indebtedness for borrowed money that causes the borrowings by the Partnership to exceed the limitations described in this Section 6.1 to the extent the General Partner expects at the time of each such incurrence that the amount of borrowing by the Partnership shall be reduced to less than or equal to the stated limitations within 12 months from the date the borrowing initially exceeded such threshold.

(c) The Management Company or any Related Party may advance amounts to the Aggregating Partnership on a temporary basis in anticipation of the receipt of borrowings from third parties in order to facilitate the purposes set forth in clauses (1) and (2) of Section 6.1(a), which amounts will be reimbursed to the Management Company or the relevant Related Party at cost (without interest or other carrying charges) as and when the relevant borrowings are received. The Limited Partners hereby expressly understand and agree that, notwithstanding any other provision of this Agreement, (A) all or any portion of such indebtedness (including any guarantee) may be secured by the Portfolio Investments or other assets of the Aggregating Partnership and (B) any of the entities set forth in clauses (i) or (ii) of Section 6.1(a), or any Affiliate thereof, may be jointly and severally liable on a cross-collateralized basis for the repayment of any such indebtedness (or guarantee). Without limiting the foregoing, without the need for any further consent or other action by the Board of Directors or any Limited Partner, the Partnership, and the General Partner on its own behalf and/or on behalf of the Partnership, is authorized to, and shall, enter into and perform any documents or agreements between or among any of the entities set forth in clauses (i) or (ii) of Section 6.1(a), or any Affiliate thereof, as the General Partner, in its sole discretion, deems necessary or appropriate to cause each such entity to bear its pro rata share of any indebtedness (including any guarantee) contemplated by this Agreement and incurred or guaranteed by any of them, which may be on a joint and several basis.

6.2. Powers of General Partner. The management, control, operation, conduct of business and determination of policies of the Partnership shall be vested exclusively in the General Partner, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Partnership, to carry out any and all of the objects and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary or advisable in connection therewith or incidental thereto. Except as otherwise provided in this Agreement, the General Partner shall have all the rights and powers and be subject to all the restrictions and liabilities of a general partner in an exempted limited partnership under the Act. To the fullest extent permitted by applicable law, all references to the discretion or sole discretion of the General Partner (other than discretion or sole discretion that relates solely to the administration of the Partnership and that does not relate to the investment program of the Partnership or the Aggregating Partnership) are intended to be interpreted as the General Partner acting consistent with or at the direction of the general partner of the Aggregating Partnership.

Without limiting the foregoing general powers and duties, the General Partner is hereby authorized and empowered on behalf and in the name of the Partnership, or on its own behalf and in its own name as may be appropriate, to:

(a) direct the formulation of investment policies and strategies for the Partnership, and select and approve the investment of Partnership funds;

(b) acquire, hold, sell, transfer, exchange and dispose of Securities, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to Securities, including, without limitation, the voting of Securities and at the Aggregating Partnership or Portfolio Entities, the approval of restructuring of investments in Portfolio Entities, participation in arrangements with creditors of Portfolio Entities, the institution and settlement or compromise of suits and administrative proceedings and other similar matters;

(c) open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, custody, mutual fund and similar accounts;

(d) engage and terminate consultants, attorneys, accountants and such other agents and employees for itself and for the Partnership as it may deem necessary or advisable, and authorize any such agent or employee to act for and on behalf of the Partnership;

(e) subject to its ultimate responsibility for the management of the Partnership, delegate any of its duties hereunder to the Management Company or any other Person, and in furtherance of any such delegation to appoint, employ, or contract with any Person it may in its sole discretion deem necessary or desirable for the transaction of the business of the Partnership, which Person (including the Management Company) may, under the supervision of the General Partner, provide portfolio management, valuation and administrative services for the Partnership;

(f) subject to Section 6.1, to borrow money and make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange and other instruments and evidences of indebtedness, and secure the payment thereof by mortgage, pledge, charge or assignment of or security interest in all or any part of the securities and other property then owned or thereafter acquired by the Partnership (including on a cross-collateralized and/or joint and/or several basis with any other Partnership Entity, co-invest vehicle, Other HarbourVest Entity, Lower Entity or Portfolio Entity, or any Affiliate thereof;

(g) subject to Section 6.1, endorse, accept or guarantee the payment of any notes, drafts or other obligations (including indebtedness) of any Person; make contracts of guaranty or suretyship, or otherwise assume liability for payment thereof; and mortgage and pledge, charge, assign and/or otherwise collateralize any part of the securities and other property then owned or thereafter acquired by the Partnership including on a cross-collateralized basis with any other Partnership Entity, Other HarbourVest Entity, Lower Entity or Portfolio Entity, or any Affiliate thereof (including in connection with a guarantee by the Partnership of any indebtedness or other obligation of the Partnership or any Person) to secure any or all such obligations (including indebtedness); and

(h) make and perform such other agreements and undertakings as may be necessary or advisable to the carrying out of any of the foregoing powers, objects or purposes.

The expression of any power or authority of the General Partner in this Agreement shall not in any way limit or exclude any other power or authority permitted under the Act which is not specifically or expressly set forth in this Agreement or the Management Agreement.

6.3. Allocation of Investment Opportunities. The investment opportunities deemed appropriate for the Aggregating Partnership by the General Partner or Management Company which are offered to the General Partner or the Management Company or their respective Affiliates (other than investment opportunities that are offered to (i) an Affiliate primarily as a result of such Affiliate’s ownership in pre-existing investments, (ii) Separate Accounts as a result of relationships that one or more beneficial owners thereof may have with other sponsors or, for the avoidance of doubt, relationships arising from pre-existing investments by any Separate Account in which such beneficial owner participates or (iii) any Regulated HarbourVest Entity) will generally be allocated among the Aggregating Partnership and any Other HarbourVest Entities on a fair and equitable basis, in accordance with the allocation policy of the Management Company, as may be updated from time to time; provided that (a) with respect to Secondary Partnership Investments, funds comprising the Dover Program shall have investment priority over the Partnership with respect to at least 70% of any Secondary Partnership Investment, (b) the Real Assets Program shall have priority (including priority over the Dover Program) over investments in Secondary Partnership Investments which are determined by the General Partner in its sole discretion to have as their principal investment objective investing in power, energy, oil and gas, natural resources, real estate or infrastructure assets, and (c) the funds comprising the Credit Program shall have priority (including priority over the Dover Program) over investments in Secondary Partnership Investments which have as their principal investment objective investing in debt.

6.4. Other Business Relationships. Subject to the provisions of Section 6.3, the General Partner and its Affiliates may engage independently or with others in other investments or business ventures of any kind, which may be similar or dissimilar to, or in or not in competition with, the investments or business of the Partnership, and neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in and to such investments or business ventures or the income or profits derived therefrom. Without limiting the generality of the foregoing, the General Partner may establish, invest in, manage or otherwise enter into contracts with other limited partnerships or other entities with the same purposes as the Partnership and in which the General Partner has substantially the same kinds of responsibilities as in this Agreement. Except as provided in Section 6.11, without the consent of the Independent Directors, neither the General Partner nor any of its Affiliates (including, without limitation, the Management Company) will sell Portfolio Investments or other Securities to, or purchase Portfolio Investments or other Securities from, the Aggregating Partnership; provided that, notwithstanding anything contained herein to the contrary, to the extent not otherwise prohibited by law, the Aggregating Partnership may (without the consent of any Directors or any Limited Partners) sell Securities to, or purchase Securities from, an Other HarbourVest Entity (a) at fair market value as determined by the General Partner in its discretion or (b) within 24 months following the acquisition thereof by the Aggregating Partnership or such Other HarbourVest Entity, as applicable, at the Aggregating Partnership’s or such Other HarbourVest Entity’s, as applicable, cost (which cost shall include cost of funds and, without duplication, any interest, fees and other charges incurred by the Aggregating Partnership or such Other HarbourVest Entity, as applicable, in connection with its acquisition and holding of such Securities). For the avoidance of doubt, nothing in this Section 6.4 shall prohibit any employee of the Management Company or any of its Affiliates from acquiring, directly or indirectly, a limited partner interest in the Partnership.

6.5. Powers of Limited Partners. No Limited Partner, as such, shall take part in or interfere in any manner with the management, conduct or control of the business or affairs of the Partnership or have any right or authority to act for or bind the Partnership. The Limited Partners, for any purpose reasonably related to their interests as limited partners of the Partnership, shall have the right to obtain information possessed by the General Partner concerning the Partnership’s investments, subject to the right of the General Partner, in its sole discretion, to the fullest extent permitted by the Act, to keep confidential from the Limited Partners for such period of time as the General Partner deems reasonable any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interest of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by an agreement with any third party to keep confidential.

6.6. Limited Purpose Entities.

(a) A Limited Purpose Entity may with the consent of the General Partner, participate in the Partnership through the subscription for Units in the Partnership. In applying the provisions of this Agreement, in order to determine the rights and obligations of any limited partner or equity holder of a Limited Purpose Entity (including with respect to allocations, distributions to such limited partner or other equity holder and the Management Fee and/or Incentive Fee), the General Partner may, in its discretion, treat any limited partner or equity holder of a Limited Purpose Entity as if each limited partner or equity holder owning interests in such Limited Purpose Entity were a separate Limited Partner of the Partnership that committed an amount equal to its capital contributions to such Limited Purpose Entity directly to the Partnership.

(b) On any occasion that the Limited Partners of the Partnership have the right to vote on or consent to a matter (collectively a “Vote”), the General Partner may permit any Limited Purpose Entity to divide its Vote into one or more separate Votes, including to divide its Vote so that a portion of its Units is voted for a matter, a portion is voted against the matter and a portion abstains; provided that, in all cases the aggregate of the interests voted by such Limited Purpose Entity do not exceed the amount the Limited Purpose Entity is entitled to exercise under the terms of this Agreement at such time.

(c) The General Partner may make any adjustments to the Units of a Limited Purpose Entity that the General Partner determines are reasonably necessary to accomplish the overall objectives of this Section 6.6 provided that, such adjustments shall not adversely affect the Units of any other Limited Partner and provided, further, that nothing in this Section 6.6 shall be construed as making any limited partner or equity holder of a Limited Purpose Entity a Limited Partner for any purpose.

6.7. Media Company Agreement. To facilitate investments by the Partnership in entities that, directly or indirectly, own, control or operate Media Companies, no Limited Partner (and no officer, director, partner, member, or equivalent non-corporate official of such Limited Partner) shall:

(a) act as an employee of the Partnership if such Person’s functions, directly or indirectly, relate to the media enterprises of the Partnership or of any Media Company;

(b) serve, in any material capacity, as an independent contractor or agent with respect to the media enterprises of the Partnership or of any Media Company;

(c) communicate on matters pertaining to the day-to-day media operations of the Partnership or of a Media Company with (i) any officer, director, partner, member, agent, representative or employee of such Media Company, or (ii) the General Partner or the Management Company;

(d) perform any services relating to the media activities of the Partnership or of any Media Company, except that any Limited Partner may make loans to, or act as a surety for, such Media Company; or

(e) become actively involved in the management or operation of the media businesses of the Partnership or of any Media Company.

As used in this Section 6.7, “Media Company” shall mean any Portfolio Entity and any portfolio investment of such Portfolio Entity that, directly or indirectly, owns, controls or operates a broadcast radio or television station, a cable television system, a satellite master antenna television service, a “broadband radio service” or any other communications facility operated pursuant to a license granted by the Federal Communications Commission (the “FCC”) and subject to the provisions of section 310(b) of the Communications Act, or any other business that is subject to the FCC Ownership Rules.

As used in this Section 6.7, “FCC Ownership Rules” shall mean the multiple and cross-ownership rules of the FCC, including 47 C.F.R. sections 27.1202, 73.3555, 76.501, 76.503 and any other regulations or written policies of the FCC that (i) limit or restrict ownership in media or communications companies on the basis of ownership in other media or communications companies and (ii) provide that limited partners may, in accordance therewith, be insulated from having attributable interests in media or communications companies in which the partnerships in which they hold limited partner interests have attributable interests, as such rules may be amended from time to time.

6.8. Limited Partners Subject to the Bank Holding Company Act. Notwithstanding any other provision of this Agreement, all BHC Partners shall be subject to the limitations on voting set forth in this Section 6.8. If at any time a BHC Partner holds an interest in the Partnership that would otherwise represent 5% or more of the total voting interests in the Partnership, such BHC Partner may not vote any portion of its interest in the Partnership representing in excess of 4.99% of the interests in the Partnership entitled to vote. Whenever the vote, consent or decision of a Limited Partner is required or permitted pursuant to this Agreement, a BHC Partner shall not be entitled to participate in such vote or consent, or to make such decision, with respect to the portion of such BHC Partner’s interest in excess of 4.99% of the interests in the Partnership, and such vote, consent or decision shall be tabulated or made as if such BHC Partner were not a Partner with respect to such BHC Partner’s interest in excess of 4.99% of the interests in the Partnership. Each BHC Partner hereby further irrevocably waives its corresponding right to vote for a successor general partner under the Act with respect to any non-voting interest, which waiver shall be binding upon such BHC Partner and any Person that succeeds to its interest. In the event that two or more BHC Partners are affiliated, the limitations of this Section 6.8 shall apply to the aggregate interests in the Partnership held by such BHC Partners and each such BHC Partner shall be entitled to vote its pro rata portion of 4.99% of the interests in the Partnership entitled to vote. Except as provided in this Section 6.8, any interest of a BHC Partner held as a non-voting interest shall be identical in all respects to the interests of the other Limited Partners. Any such interest held as a non-voting interest shall remain a non-voting interest in the event that the BHC Partner holding such interest ceases to be a BHC Partner and shall continue as a non-voting interest with respect to any Assignee or other transferee of such interest.

6.9. Alternative Vehicles.

(a) If the general partner of the Aggregating Partnership determines in good faith that for legal, tax, accounting, regulatory or other similar reasons it is in the best interests of some or all of the Partners that all or a portion of an investment be made through an Alternative Vehicle, the general partner of the Aggregating Partnership shall be permitted to structure and restructure all or any portion of any investment outside of the Partnership by requiring any Partner or Partners to indirectly hold such investment indirectly through a limited partnership or other vehicle or vehicles (other than the Partnership) that shall invest on a parallel basis with or in lieu of the Partnership (or transfer the investment to such vehicle after the initial consummation thereof), as the case may be (any such structure or vehicle, an “Alternative Vehicle”). The general partner of the Aggregating Partnership is expressly authorized to make capital contributions or subscriptions and take such other actions to cause each Limited Partner to be a participant in, and be bound to the governing agreement of, an Alternative Vehicle. Each such Partner shall have the same economic interest in all material respects in investments made pursuant to this Section 6.9 as such Partner would have if such investment had been made solely by the Partnership, and the other terms of such Alternative Vehicle shall be substantially the same in all material respects to those of the Partnership, to the maximum extent applicable (including, but not limited to the appointment of the general partner of the Aggregating Partnership as attorney-in-fact pursuant to Section 15.1 hereof), with such differences as may be required to accommodate legal, tax, accounting, national security, regulatory or other similar considerations; provided, that the General Partner or an Affiliate thereof shall serve as general partner or in some other similar management capacity with respect to such Alternative Vehicle; provided, further, that any Alternative Vehicle in which a Limited Partner directly invests shall provide for the limited liability of such Limited Partner as a matter of the organizational documents of such Alternative Vehicle and as a matter of local law to the same extent in all material respects as is provided to the Limited Partners under the Act and this Agreement; provided, further, that any reports relating to such Alternative Vehicle may be provided in a combined format with reports relating to the Partnership and/or any other Alternative Vehicle. Distributions of cash and other property and the allocations of income, gain, loss, deduction, expense and credit from such Alternative Vehicle shall be determined as if each investment made by such vehicle were an investment made by the Partnership. The general partner of the Aggregating Partnership shall not cause a Limited Partner to participate in an investment through an Alternative Vehicle if such Alternative Vehicle would result in material adverse consequences for such Limited Partner and such consequences would not have resulted if such investment had been made by the Partnership and not such Alternative Vehicle, other than (i) the reasonable costs of organizing such Alternative Vehicle or (ii) as a result of the incurrence of tax by an Alternative Vehicle or Intermediate Entity that is taxable as a corporation for United States federal income tax purposes or any other entity that is formed to hold interests in an Alternative Vehicle, Intermediate Entity or Portfolio Investment and is taxable as a corporation for United States federal income tax purposes. The General Partner shall provide each Limited Partner with a copy of the limited partnership agreement (or other governing documents) of any Alternative Vehicle in which such Limited Partner participates following the execution of such agreement.

(b) Notwithstanding anything to the contrary contained herein, Portfolio Entities of an Alternative Vehicle will be held through a vehicle (an “Aggregating AIV”) owned by such Alternative Vehicle and the Parallel Funds in the same proportions as the Partnership and the Parallel Funds own the Aggregating Partnership. The General Partner shall use commercially reasonable efforts to ensure that any Aggregating AIV should not be deemed to constitute “plan assets” of any Limited Partner that is a “benefit plan investor” within the meaning of ERISA.

6.10. Aggregating Partnership.

(a) Subject to Section 6.9(b) and Section 6.11, Portfolio Entities will be held through the Aggregating Partnership and owned by the Partnership and the Parallel Funds. To the fullest extent permitted by law, any reference herein to the Partnership may be considered, in the sole discretion of the General Partner and as the context requires, to be a reference to the Aggregating Partnership. For the avoidance of doubt, the Aggregating Partnership may serve as an Aggregating AIV for any Portfolio Entities of an Alternative Vehicle and the General Partner shall have full authority to interpret in good faith Section 6.9(b) and Section 6.10 and the other provisions of this Agreement to give effect to the intent of such provisions.

(b) In connection with any admission of a Limited Partner or redemption of Units or Parallel Fund Units, the Parallel Funds may from time to time acquire interests in any Intermediate Entity from, or sell interests to, the Partnership or any other Parallel Fund at the most recently calculated Net Asset Value thereof (based on the most recent valuation of the Partnership’s investments required pursuant to Section 5.4 but taking into account any contributions or distributions made since such date), although neither the Partnership nor any Parallel Fund shall be under any obligation to engage in such transactions. The General Partner may, in its sole discretion, and notwithstanding anything to the contrary herein, at any time permit a limited partner to redeem all or a portion of its units or other interest from any Parallel Fund and/or otherwise withdraw from such Parallel Fund and submit a subscription for Units in the Partnership (with respect to such limited partner’s units and/or interests in such Parallel Fund, or relevant portion thereof) and, in connection therewith, take any other necessary action to admit such limited partner on a priority basis and treat such subscription as though it was submitted on the date it was originally submitted and accepted by the Parallel Fund.

6.11. Intermediate Entities. The general partner of the Aggregating Partnership may, without the consent of the Limited Partners, cause the Partnership to hold certain Portfolio Investments directly or indirectly through one or more holding entities, including, without limitation, corporations, limited liability companies or limited partnerships (each such entity, including any intermediate entities (“Intermediate Entities”), designated as such by the General Partner, a “Lower Entity”) including one or more Intermediate Entities that may elect to be classified as corporations for U.S. federal income tax purposes, whether formed in a U.S. or a non-U.S. jurisdiction. Each Intermediate Entity may be owned (directly or indirectly) by one or more of the Partnership, Parallel Funds, Alternative Vehicles (if applicable), and other affiliated investment vehicles. The Parallel Funds may hold their interests indirectly in any Fund entity or entities through Intermediate Entities that may elect to be classified as corporations for U.S. federal income tax purposes. The Partnership’s interests and the interests of any other Fund entity or entities in any Intermediate Entity may fluctuate from time to time to reflect contributions and redemptions in any Intermediate Entity by the Partnership or any other Fund entity or entities. The expenses of any Intermediate Entity shall generally be allocated among the Partnership, any Parallel Fund, any Alternative Vehicle, any co-invest vehicle and any Other HarbourVest Entity pro rata based on each entity’s percentage interest in such Intermediate Entity, as reasonably determined by the General Partner taking into account any applicable variations in such percentage interest over time, or in such other equitable manner as determined by the General Partner in good faith.

6.12. ERISA. The General Partner will use commercially reasonable efforts to conduct the affairs of the Partnership so that the Aggregating Partnership’s assets should not be deemed to constitute “plan assets” of any Limited Partner that is a “benefit plan investor” within the meaning of ERISA. Each ERISA Limited Partner acknowledges and agrees that the assets of the Partnership may constitute “plan assets,” in each case within the meaning of ERISA, but it is intended that the discretion of the General Partner with respect to the management of the affairs and operations of the Partnership will be limited to take into account that the Partnership will serve as a passive conduit feeder through which investors may invest in the Aggregating Partnership. Each ERISA Limited Partner by making a capital contribution to the Partnership, shall be deemed to have (i) directed the General Partner to invest such capital contributions (other than capital contributions in respect of expenses of the Partnership) into the Aggregating Partnership, and (ii) acknowledged that during any period when the assets of the Partnership constitute “plan assets” but the assets of the Aggregating Partnership do not constitute “plan assets,” the General Partner will act as a custodian, but is not intended to be a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any ERISA Limited Partner with respect to the investment activity of the Partnership, and such ERISA Partner will at no time take a position to the contrary. Notwithstanding the foregoing, nothing herein is intended to limit the General Partner’s discretion as a fiduciary (as defined in Section 3(21) of ERISA) with respect to its activities under Section 6.1 of this Agreement.

ARTICLE 7

Liability of Partners

7.1. Liability of General Partner, etc.

(a) To the fullest extent permitted by applicable law, neither the General Partner nor any Related Party nor any Director shall be liable to the Partnership or any Limited Partner for any action taken or omitted to be taken or suffered by the General Partner, such Related Party or such Director, as the case may be, if done pursuant to the advice of legal counsel or in the absence of gross negligence (as such term shall have the meaning given to such term under the laws of the State of Delaware), fraud, bad faith and willful and material breach of this Agreement by the General Partner or such Related Party, as the case may be. Except as otherwise provided in this Section 7.1(a), to the fullest extent permitted by applicable law, neither the General Partner nor any Related Party nor any Director shall be liable to the Partnership or any Limited Partner for any mistake of fact or judgment by the General Partner, such Related Party or Director, as the case may be, in conducting the affairs of the Partnership or otherwise acting in respect of and within the scope of this Agreement.

(b) The General Partner shall not be liable for the return of all or any portion of any Limited Partner’s Capital Account nor required to restore any deficit in any Limited Partner’s Capital Account.

7.2. Liability of the Limited Partners; etc.

(a) The Limited Partners are liable for the repayment and discharge of all debts and obligations of the Partnership attributable to any Fiscal Year, or relevant portion thereof, during which they are Limited Partners, but only to the extent of their respective Units in the Partnership in the Fiscal Year, or relevant portion thereof, to which any such debts and obligations are attributable.

(b) The Partners shall share all losses, liabilities and expenses incurred by virtue of the operation of Section 7.2(a) in proportion to their respective Units in the Partnership for the Fiscal Year, or relevant portion thereof, to which the relevant debts or obligations of the Partnership are attributable up to the limit of their respective Units in the Partnership for that Fiscal Year, or relevant portion thereof. Except as required by the Act, other applicable law or as otherwise expressly set forth herein, in no event shall any Limited Partner be obligated to make any additional contribution whatsoever to the Partnership, or have any liability for the repayment and discharge of the debts and obligations of the Partnership (apart from its Units in the Partnership), except that a Partner may be required, for purposes of meeting such Partner’s obligations under this Section

7.2, to make additional contributions or payments up to, but in no event in excess of, the aggregate amount of distributions actually received by such Partner from the Partnership during or after the Fiscal Year or relevant portion thereof to which any liability outside the ordinary course is attributable; provided, that any such additional contributions shall be made by such Partners, as applicable, pro rata in proportion to their respective Units in the Partnership for the Fiscal Year, or relevant portion thereof, to which such liabilities of the Partnership are attributable.

(c) If appropriate, the General Partner shall apply this Section 7.2 with respect to a Limited Partner that has made a Several Interest Election to the portion of such Limited Partner’s Units.

(d) For purposes of this Section 7.2 only, the term “Units in the Partnership” means with respect to any Fiscal Year, or relevant portion thereof, and with respect to each Partner, the amount of cash that the Partner would have received, or did receive, pursuant to the terms and provisions of this Agreement upon withdrawal from the Partnership as of the end of that Fiscal Year, or relevant portion thereof. For the avoidance of any doubt, the provisions of Section 7.2 shall survive the termination of this Agreement, the winding up and dissolution of the Partnership, any Intermediate Entity and any redemption or withdrawal of a Limited Partner’s investments.

(e) Nothing in this Section 7.2, express or implied, is intended or shall be construed to give any Person other than the Partnership or the Partners any legal or equitable right, remedy or claim under or in respect of this Section 7.2 or any provisions contained herein.

7.3. No Obligation to Replenish Negative Capital Account. Except as may be otherwise required by law, no Partner shall have any obligation at any time to contribute any funds to replenish any negative balance in its Capital Account.

ARTICLE 8

Indemnification of General Partner, etc.

8.1. In General.

(a) To the fullest extent permitted by law, the General Partner, the Related Parties and each Director (the “Indemnitees”) shall be and hereby are indemnified and held harmless by the Partnership from and against any and all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of any nature whatsoever, known or unknown, liquidated or unliquidated, that may be asserted against any Indemnitee, the Partnership or any of the Limited Partners or in which any of the Indemnitees may become involved, as a party or otherwise, arising out of the conduct of the business or affairs of the Partnership by the respective Indemnitee or otherwise relating to this Agreement (including serving on the board of directors or advisory committee or participating in the management of a Portfolio Entity or a former Portfolio Entity); provided that an Indemnitee shall not be entitled to indemnification hereunder if it shall have been finally determined by a court of competent jurisdiction that the Indemnitee (i) willfully and materially breached this Agreement, or (ii) acted so as to be liable for gross negligence (as such term shall have the meaning given to such term under the laws of the State of Delaware), fraud or bad faith, in each case, in connection with its services to the Partnership; provided, that the termination of any proceeding by settlement shall not, of itself, create a presumption of the foregoing. Except as provided in Section 7.2, no Limited Partner shall be obligated to contribute any monies to fund any indemnification obligation of the Partnership. Notwithstanding anything to the contrary herein, (x) any Indemnitee acting under this Agreement shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement and (y) except as may otherwise be provided by law, no Indemnitee shall be liable nor shall any Indemnitee be denied indemnification hereunder (1) if such Indemnitee consulted with counsel, appraisers, engineers, accountants and other skilled persons reasonably selected by such Indemnitee, caused by acts or omissions taken or omitted in good faith in reliance upon the advice of any of such persons or (2) for acts of any custodian, administrator, broker, dealer or bank or any other service provider engaged by an Indemnitee on behalf of the Partnership. Notwithstanding anything contained herein to the contrary, claims among the Indemnitees to the extent relating to or arising out of the internal affairs of the Management Company or the General Partner shall not be considered as arising out of the conduct of the business or affairs of the Partnership or otherwise relating to this Agreement and shall not be covered by this Section 8.1. The provisions of this Agreement, to the extent that they alter or eliminate the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners, to the fullest extent permitted by applicable law, to modify or to replace, as the case may be, such other duties and liabilities of such Indemnitee.

(b) Notwithstanding anything to the contrary in this Section 8.1(b), to the maximum extent permitted by applicable law, to the extent that an Indemnitee is also entitled to be indemnified by, or receive advancement of expenses from, any potential, current or former entity in which a Portfolio Investment has been made (directly or indirectly) by the Partnership or any Intermediate Entity (a “Portfolio Company Indemnitor”) at which any Indemnitee is, was or will be serving as a director, officer, employee, partner, manager, member, trustee, agent, independent contractor or senior advisor (a “Portfolio Company Indemnified Party”) at the request of the Partnership, the General Partner, the Management Company or any of their respective Affiliates, with regards to any applicable liabilities, it is intended that (i) such Portfolio Company Indemnitor shall be the indemnitor of first resort (i.e., its obligations to such Indemnitee are primary and any obligation of the Partnership or any Intermediate Entity (or any Affiliate thereof other than such Portfolio Company Indemnitor) to provide indemnification or advancement for the same liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of such liabilities) incurred by such Indemnitee are secondary), (ii) the Partnership’s or any Intermediate Entity’s obligation, if any, to indemnify or advance expenses to any Indemnitee who is or was serving at the Partnership’s or any Intermediate Entity’s request as a Portfolio Company Indemnified Party shall be reduced by any amount that such Indemnitee collects as indemnification or advancement from the applicable Portfolio Company Indemnitor and (iii) if the Partnership or any Intermediate Entity (or any Affiliate thereof other than a Portfolio Company Indemnitor) pays or causes to be paid, for any reason, any amounts that should have been paid by a Portfolio Company Indemnitor, then (x) to the fullest extent permitted by law, the Partnership and any Intermediate Entities (or any such Affiliate thereof other than a Portfolio Company Indemnitor) shall be entitled to the benefit of all rights of the relevant Indemnitee with respect to such payment (including any amount that such Indemnitee collects as indemnification or advancement from the applicable Portfolio Company Indemnitor), and (y) each relevant Indemnitee shall assign to the Partnership (or any applicable Intermediate Entity) all of the Indemnitee’s rights to advancement or indemnification with respect to such payment from or with respect to such Portfolio Company Indemnitor.

8.2. Expenses, etc. Reasonable expenses incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced by the Partnership prior to the final disposition thereof by a court of competent jurisdiction or as part of a settlement upon receipt of a written undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined ultimately by a court of competent jurisdiction or pursuant to the terms of a settlement agreement that the Indemnitee is not entitled to be indemnified hereunder. The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law and shall extend to such Indemnitee’s successors, assignees and legal representatives. Any judgments against the Partnership and the General Partner in respect of which the General Partner is entitled to indemnification shall first be satisfied from insurance proceeds, if any, and Partnership assets before the General Partner is responsible therefor.

ARTICLE 9

Management Fee; Incentive Fee

9.1. Management Agreement, Management Fee, etc.

(a) The Partnership and the General Partner shall enter into a management agreement (the “Management Agreement”) with the Management Company substantially in the form of Exhibit A hereto pursuant to which the Management Company will provide portfolio management and administrative services for the Partnership and the Partnership shall pay the Management Fee to the Management Company, upon the terms and conditions set forth in Section 9.1(b). If the Management Agreement is terminated (other than pursuant to section 4(c) thereof), the General Partner shall furnish or cause an Affiliate to furnish the Partnership with the portfolio management and administrative services necessary or advisable in order for the Partnership to carry on its business, and the Partnership shall pay to the General Partner or its designee the Management Fee. The Management Agreement shall not be amended in a manner that materially adversely affects the Limited Partners without the written consent of the General Partner and the Board of Directors.

(b) The Partnership will pay the Management Company a quarterly management fee (the “Management Fee”) at the Management Fee Rate of the applicable Class, multiplied by the Partnership’s Net Asset Value in respect of such Class, calculated and accrued monthly as of the last day of each month, before giving effect to any accruals for the Management Fee, the Incentive Fee, the Servicing Fee, any subscription fees, any distributions, and without taking into account any accrued and unpaid taxes of the Partnership or any HarbourVest-controlled entity through which the Partnership directly or indirectly invests in a Portfolio Investment or any comparable entities of Other HarbourVest Entities or taxes paid by any such entity during the applicable month, as determined in the good faith judgment of the General Partner; provided, that no Management Fee will be payable with respect to Class P Units. For the avoidance of doubt, the Partnership’s Net Asset Value for purposes of the Management Fee shall be calculated without reduction for any pending redemptions that have not yet become effective. In the event the Partnership makes any investment in Other HarbourVest Entities that charge a management fee, the General Partner will seek to ensure that Limited Partners do not ultimately bear duplicative management fees by reducing the Net Asset Value of the Partnership on which the Management Fee is calculated for each applicable period by the Net Asset Value of the Partnership’s investment in any such Other HarbourVest Entity as of the applicable valuation date. The Management Company may waive, reduce or calculate differently the Management Fee with respect to one or more Limited Partners in its sole discretion.

(c) The Management Company may elect to receive the Management Fee in cash and/or shares or units of the Partnership or a Parallel Fund. If the Management Fee is paid in Units, such Units may be redeemed at the Management Company’s request and would not be subject to the Fund-Level Limit or the Early Redemption Fee.

(d) The Management Fee payable with respect to any Class for any quarter shall be reduced, but not below zero, by such Class’s share (based on the Partnership’s Net Asset Value in respect of such Class) of the amount of any director’s compensation and any break-up, management, consulting, monitoring, transaction or other similar fees (whether paid in cash or in kind) received in such quarter (or in the case of the first payment of the Management Fee, prior to the first day of the quarter that includes the date of such first payment as determined by the General Partner in its sole discretion) by the Management Company or the General Partner or any indirect partner of the General Partner or its/their Affiliates, other than the Partnership (or Main Fund or the Delaware Parallel Fund), from any Portfolio Entity or proposed Portfolio Entity (net of applicable taxes to the extent such fees are paid to any such Persons other than the Management Company), provided that if any other investment entity managed by the Management Company or its Affiliates owns any interest in such Portfolio Entity or proposes to own any interest in such proposed Portfolio Entity, the amount of such fees to reduce the Management Fee shall be equal to the portion of such fees obtained by dividing the Partnership’s (and any Alternative Vehicle’s) interest or proposed interest in such Portfolio Entity or proposed Portfolio Entity by the sum of the Partnership’s (and any Alternative Vehicle’s) interest or proposed interest in such Portfolio Entity or proposed Portfolio Entity plus the interests or proposed interests of all such other investment entities in such Portfolio Entity or proposed Portfolio Entity, and provided further, that the amount of any such fees that reduce the Management Fee shall not include (i) any fees received directly or indirectly from a Portfolio Entity, proposed Portfolio Entity, or any other Person in respect of any investor or potential investor in such Portfolio Entity or proposed Portfolio Entity other than the Partnership and such other investment entities managed by the Management Company or its Affiliates or (ii) for the avoidance of doubt, any amounts received directly or indirectly from a Portfolio Entity, proposed Portfolio Entity or any other Person to the extent such amounts constitute Partnership Expenses. In the event any Class’s share of the management fee reduction pursuant to the first sentence of this paragraph exceeds such Class’s share of the Management Fee payable for any quarter, subsequent shares of the Management Fees shall be reduced by such excess amounts until such excess amounts are fully utilized in reducing such Class’s share of the Management Fee.

9.2. Incentive Fee.

(a) With respect to each Reference Period, the Partnership will pay to the Management Company or an Affiliate thereof (which, for the avoidance of doubt, may hold Units issued in respect of the Incentive Fee as a Limited Partner) (such recipient of the Incentive Fee, the “Recipient”) a quarterly incentive fee (“Incentive Fee”) with respect to each Class of Units, in an amount equal to the Incentive Fee Rate applicable to such Class, multiplied by the excess, if any, of (1) the Net Profit for such Class during the Reference Period over (2) the Loss Recovery Account balance for such Class for such Reference Period, in each case, except where otherwise decided by the General Partner in its full discretion; provided, that no Incentive Fee will be payable with respect to Class P Units.

(b) The Recipient will not be obligated to return any portion of the Incentive Fee paid as described herein as a result of subsequent performance of the Partnership or any Class. For the avoidance of doubt, the Net Asset Value will include any amounts that would be payable as Incentive Fees based on the Net Profits, if any, on the last day of the applicable Reference Period and Units redeemed will be subject to the Incentive Fee upon redemption. The balance of any Loss Recovery Account will have no bearing on the Net Asset Value other than for the purpose of determining the Incentive Fee. The Management Company may waive, reduce or calculate differently the Incentive Fee with respect to one or more Limited Partners in its sole discretion.

(c) The initial “Reference Period” of a Class will commence upon the commencement of such Class. Each subsequent Reference Period will commence immediately after the close of the preceding Reference Period, and end on the first to occur of: (A) the last day of the calendar quarter; (B) the date the Partnership is terminated; (C) the effective date of a Limited Partner’s full or partial withdrawal (with respect to the withdrawn amounts) with respect to such Class if that date is other than a calendar quarter end; (D) at the General Partner’s election, the effective date that a Limited Partner transfers its Units in respect of such Class if the transfer results in a change in beneficial ownership of the Units; or (E) such other date as determined by the General Partner in its sole discretion.

(d) The Incentive Fee may be calculated at the level of the Partnership or any Lower Entity (as determined by the General Partner in its discretion).

(e) The Management Company may elect for the Recipient to receive the Incentive Fee in cash and/or shares or units of the Fund. If the Incentive Fee is paid in Units, such Units may be redeemed at the Management Company request and would not be subject to the redemption limitations of the Fund’s quarterly unit redemptions and would not be subject to the Early Redemption Fee.

(f) The “Loss Recovery Account” shall, with respect to each Class of Units, have an initial balance of zero and will, with respect to any Reference Period, be: (i) increased by the amount of the Net Loss for such Class for such Reference Period or decreased (but not below zero) by the amount of the Net Profit for such Class for such Reference Period; and (ii) decreased proportionately in respect of any Units redeemed with respect to such Class during the relevant period.

ARTICLE 10

Books and Records; Tax Information; Reports to Partners

10.1. Books and Records. The General Partner shall keep or cause to be kept appropriate records and books of account in accordance with the Accounting Principles.

10.2. Tax Information. The General Partner shall use commercially reasonable efforts to send to each Limited Partner (or make available to each Limited Partner on an internet portal or by other electronic means to which the Limited Partner normally has access) such non-confidential information reasonably available to the General Partner as such Limited Partner requests as may be necessary for such Limited Partner to comply with its tax reporting, tax payment or tax filing obligations, or to make claims for refunds of, exemptions from, or credits or reductions in taxes that have been withheld in connection with investments made by the Partnership, in each case at such Limited Partner’s expense unless the General Partner determines otherwise in its sole discretion.

10.3. Reports to Partners.

(a) The General Partner shall use commercially reasonable efforts to send to each Limited Partner (or make available to each Limited Partner on an internet portal or by other electronic means to which the Limited Partner normally has access) within one hundred and twenty (120) days after the end of each of the first three quarters of each Fiscal Year of the Partnership and within one hundred and fifty (150) days after the end of the last quarter of each Fiscal Year (subject to reasonable delays in the event of the late receipt of any necessary financial information from any Portfolio Entity as permitted under applicable law), the General Partner shall make available to each Person who was a Partner during such period a quarterly report and unaudited financial statements of the Partnership (which may be prepared on a combined basis with respect to the Partnership, Parallel Funds, Intermediate Entities and/or any feeder funds of the Partnership or any Parallel Fund). The filing of a Form 10-Q with the Securities and Exchange Commission that is made available on the Partnership’s website will be deemed to satisfy this obligation provided that the General Partner’s obligation to send any such reports shall not begin until the year in which the earlier of the following occurs: (A) the Partnership consummates its first Portfolio Investment or (B) the Partners make their first Capital Contributions.

(b) The General Partner shall use commercially reasonable efforts to send to each Limited Partner (or make available to each Limited Partner on an internet portal or by other electronic means to which the Limited Partner normally has access) within one hundred and eighty (180) days (subject to reasonable delays in the event of the late receipt of any necessary financial information from any Portfolio Entity) after the end of each Fiscal Year of the Partnership, the General Partner shall make available to each Person who was a Partner during such Fiscal Year an annual report and audited financial statements for the Partnership (which may be prepared on a combined basis with respect to the Partnership, Parallel Funds, Intermediate Entities and/or any feeder funds of the Partnership or any Parallel Fund) prepared in accordance with U.S. generally accepted accounting principles. The filing of a Form 10-K with the Securities and Exchange Commission that is made available on the Partnership’s website will be deemed to satisfy this obligation; provided that the General Partner’s obligation to send any such statements and reports shall not begin until the year in which the earlier of the following occurs: (A) the Partnership consummates its first Portfolio Investment or (B) the Partners make their first Capital Contributions.

(c) Other than what has been expressly agreed to be provided to the Limited Partners herein, the Limited Partners are not entitled to any other additional information regarding the Partnership (including for the purposes of Section 22 of the Act (which is disapplied with respect to the Partnership)) unless agreed by the General Partner in its sole discretion.

ARTICLE 11

Transfers; Withdrawals

11.1. Transfer by the General Partner. Without the consent of the Independent Directors, the General Partner shall not have the right to assign or otherwise transfer its interest as the general partner of the Partnership (but may pledge or charge its interest in connection with any Partnership borrowing, guarantees or other credit support obligations pursuant to Section 6.1 or otherwise in this Agreement) to Persons other than its Affiliates, and the General Partner shall not have the right to withdraw from the Partnership; provided, that without the consent of the Independent Directors or any other Person, the General Partner may be reconstituted or reorganized as or converted into a corporation, limited partnership or other form of entity (any such reconstituted, reorganized or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or assign, pledge, charge or otherwise transfer all or any part of its interest as the general partner of the Partnership to one or more of its Affiliates; provided, further, that the foregoing in no way limits the rights of redemption otherwise applicable to the General Partner (in such capacity or as a Partner more generally) as otherwise provided herein and nothing in the Agreement shall preclude changes in the composition of the members constituting the entity that is the General Partner so long as HarbourVest continues to control such entity. In the event of an assignment or other transfer by the General Partner of all of its interest as a general partner of the Partnership in accordance with this Section 11.1, upon execution of a counterpart to this Agreement and the filing of a statement pursuant to section 10 of the Act with the Cayman Islands Registrar of Exempted Limited Partnerships, its assignee or transferee shall be substituted in its place and admitted as general partner of the Partnership effective immediately prior to such assignment or other transfer and such successor is hereby authorized to and shall continue the Partnership without winding up and dissolution, and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership and cease to be a general partner of the Partnership.

11.2. Assignments/Substitutions or Withdrawals by Limited Partners.

(a) A Limited Partner may not directly or indirectly sell, exchange, assign, mortgage, hypothecate, pledge, charge or otherwise transfer its Units (or any interest therein) in whole or in part to any Person (an “Assignee”) without the General Partner’s prior written consent; provided, that except with respect to Class I-1 Units, the General Partner’s consent shall not be required unless:

(i) such assignment or transfer would not violate the Securities Act or any state securities or “Blue Sky” laws applicable to the Partnership or the Units to be assigned or transferred;

(ii) such assignment or transfer would not cause the Partnership to become required to register under the Investment Company Act;

(iii) such assignment or transfer would not otherwise cause the Partnership to violate any applicable law, regulation, court order or judicial decree; or

(iv) such assignment or transfer would not cause all or any portion of the assets of the Partnership (or the Aggregating Partnership) to constitute “plan assets” for purposes of ERISA.

To transfer its Units, a Limited Partner shall submit an executed form to the Partnership, which form shall be provided by the Partnership upon request. Such transfer will be recorded on the books and records of the Partnership. A Person shall be admitted to the Partnership as a Substitute Limited Partner of the Partnership at the time (a) such Person shall have executed and delivered to the General Partner a signature page to the Subscription Agreement, which the General Partner on behalf of the Partnership, shall have accepted and (b) such Person shall have been listed as a limited partner of the Partnership in the books and records of the Partnership.

(b) The General Partner and/or its Affiliates may acquire Units of a transferring Limited Partner as a transferee.

(c) Any attempted assignment or substitution not made in accordance with this Section 11.2 shall be deemed cancelled.

11.3. Right of First Refusal. In the event that a Limited Partner proposes to Transfer all or a portion of its Units in the Partnership to a transferee who is unaffiliated with such Limited Partner, such Limited Partner shall give written notice of such proposed Transfer, and the proposed terms thereof (including the price and payment terms of the Units proposed to be Transferred) to the General Partner. The General Partner shall, for a period of thirty (30) days from the date that such notice was received by the General Partner, have a right (which right shall be transferable to an Affiliate of the General Partner) to elect, by giving notice in writing to such Limited Partner of such election, to purchase the Units so being transferred for the same or substantially equivalent consideration and otherwise on substantially the same terms on which such Limited Partner proposed to make such Transfer. If the General Partner elects to exercise such right of first refusal, such purchase shall be consummated within forty-five (45) days after the General Partner delivers notice that it has elected to exercise such right or, if later, by the first fiscal quarter end following such forty-five (45) day period. If the General Partner declines to exercise such right of first refusal and the General Partner consents to such Transfer, such Limited Partner shall be free to make such Transfer on terms that are no more favorable to the transferee than such proposed terms within ninety (90) days after the General Partner delivers notice that it has declined to exercise such right, subject however to the satisfaction of the conditions of Sections 11.1 and 11.2. Notwithstanding any other provision of this Agreement, any Transfer pursuant to this Section 11.3 will comply with applicable law, including, to the extent applicable, ERISA. In the event that the Transfer of the

Units in the Partnership has not been consummated within the designated periods provided herein, the restrictions and procedures set forth in this Section 11.3 again shall take effect, and any Transfer of the Units shall be subject to the same right of first refusal provided herein. To the fullest extent permitted by applicable law, in connection with the operation of this Section 11.3, and any actions taken thereunder, notwithstanding any other provision of this Agreement or in any other agreement contemplated herein or applicable provisions of law or equity or otherwise, following any Transfer effected in accordance with this Section 11.3, none of the Partnership, the General Partner or the Management Company shall have any obligations or duties (including fiduciary duties) to the transferring Limited Partner with respect to the transferred Units in the Partnership.

11.4. Redemption of Units. Notwithstanding Section 11.2, the General Partner may make redemption offers available to Limited Partners from time to time as set forth in Exhibit B hereto; provided that such redemptions do not impair the capital or operations of the Partnership. The General Partner is permitted to make exceptions to, modify, or suspend redemptions at any time if, in its reasonable judgment it deems such action to be in the Partnership’s best interest, including, but not limited to, for tax, regulatory or other structuring reasons.

11.5. Limitations on Distributions or Redemption of Units. The right of any Partner or its legal representatives to receive distributions or to have its Units redeemed is subject to (a) the limitations set forth in Section 11.4 and (b) the provision by the General Partner for all Partnership liabilities in accordance with the Act and other applicable law and for holdbacks and reserves as provided in Section 5.6 and the other terms of this Agreement. The pro rata unused portion of any reserve shall be distributed to the withdrawing Partners after the General Partner shall have determined that the need for such reserve shall have ceased. Any Units redeemed by the Partnership pursuant to this Article 11 shall be canceled unless the General Partner determines that such redeemed Units be held by the Partnership but not included in any calculation for (i) any action to be taken by a vote of Units, or (ii) any allocation or distribution under this Agreement.

11.6. Required Redemption of Limited Partners. The General Partner, in its sole discretion, may require a Limited Partner to surrender and redeem all or any portion of its Units and withdraw from the Partnership, as determined by the General Partner in good faith at any time for any reason or no reason with or without prior notice to such Limited Partner. Except as otherwise set forth herein, a Limited Partner that is required to withdraw all or a portion of its Units shall be treated in all respects in the same manner as a Limited Partner that redeems all or a portion of its Units voluntarily. A notice of mandatory redemption pursuant to this Section 11.6 shall have the same effect as a request for redemption by a Limited Partner given pursuant to Exhibit B; provided, that the mandatory redemption of all or any portion of such Limited Partner’s Units shall be effective on the date determined by the General Partner and indicated in such notice and may in the General Partner’s sole discretion be satisfied in priority to other requested redemptions and the withdrawal payment or payments may be made in cash, cash equivalents, in kind, or by delivery of a note (the terms of which shall be determined by the General Partner), or any combination of the foregoing, as determined by the General Partner in its sole discretion.

ARTICLE 12

Duration and Termination of the Partnership

12.1. Duration. The Partnership shall continue until it is dissolved upon: (1) a determination made by the General Partner at any time in its sole discretion that the liquidation, winding up and dissolution of the Partnership is in the best interests of the Partnership, (2) the occurrence of any event that results in the General Partner ceasing to be a general partner of the Partnership under the Act (other than an assignment by the General Partner of its entire partnership interest in the Partnership and the admission of the assignee as a replacement general partner in accordance with Section 11.1), unless within 90 days thereafter all the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more general partners, (3) the entry of a decree of dissolution of the Partnership, or (4) at any time there are no limited partners of the Partnership (each, an “Event of Dissolution”).

12.2. Termination.

(a) Upon the commencement of winding up of the Partnership in accordance with Section 12.1, the Partnership shall be wound up and liquidated in accordance with the Act. In the Dissolution Sale, the General Partner or the liquidator or liquidating trustee, as applicable, shall use its commercially reasonable efforts to reduce to cash and cash equivalent items such assets of the Partnership as the General Partner or such liquidator or liquidating trustee shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal or contractual considerations (including legal restrictions on the ability of a Limited Partner to hold any assets to be distributed in-kind). The Limited Partners acknowledge and agree that, in light of the foregoing, the Partnership may take a reasonable period of time (in consideration of market conditions and legal and contractual considerations referred to above) from the date of the occurrence of an Event of Dissolution to wind up the affairs of the Partnership and dispose of Partnership assets. The General Partner (or, if a liquidator or liquidating trustee is appointed to act as a liquidator or liquidating trustee, such liquidator or liquidating trustee) shall make distributions out of Partnership assets in the following manner and order:

(i) first, to the satisfaction of the expenses of the winding-up, liquidation and dissolution of the Partnership and to satisfy all creditors of the Partnership, other than Partners, either by the payment thereof or the making of reasonable provision therefor, as required by the Act; and

(ii) second, to satisfy, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Partnership that are Partners, either by the payment thereof or the making of reasonable provision therefor.

The remaining proceeds, if any, plus any remaining assets of the Partnership, shall be applied and distributed, subject to Section 5.5, pro rata in accordance with Section 5.2 for the Fiscal Year during which the liquidation occurs, by the end of such Fiscal Year or, if later, within ninety (90) calendar days after the date of such liquidation. For purposes of the application of this Section 12.2 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Partnership shall be treated as realized and recognized immediately before the date of distribution.

(b) For the avoidance of doubt, the provisions of this Agreement, including the provisions relating to the payment of the Management Fees and Incentive Fee shall remain in full force and effect during the period of winding up and until the filing of a notice of dissolution signed by the General Partner and filed with the Cayman Islands Registrar of Exempted Limited Partnerships.

12.3. Restoration Obligation. No Partner shall have an obligation to restore a negative balance in its Capital Account.

ARTICLE 13

Board of Directors

13.1. Board of Directors.

(a) The General Partner shall have the authority to appoint directors, including one or more directors that would be independent under the tests set out in Rule 303A.02 of the New York Stock Exchange Listed Company Manual or other policy as determined by the General Partner (each of the independent directors, an “Independent Director,” and together with the other directors, the “Board of Directors,” each, individually, a “Director”). The Board of Directors shall constitute a committee of the Partnership for purposes of the Act. The General Partner shall have the right to remove or replace any Director with or without cause.

(b) To the extent the General Partner has not appointed a Board of Directors, any matters for which the Board of Directors have authority or obligation to act pursuant to this Agreement can be effected by consent of either the General Partner or Limited Partners holding in the aggregate Percentage Interests equal to at least a majority of the total Percentage Interests, which may include Limited Partners who are affiliated with the General Partner. To the extent the General Partner has not appointed Independent Directors, any matters for which the Independent Directors have authority or obligation to act pursuant to this Agreement can be effected by consent of the Board of Directors. Notwithstanding the provisions of Article 13, the appointment of any Director pursuant to Article 13 does not constitute the appointment of a director to the Partnership under the laws of the Cayman Islands.

13.2. Action by the Board of Directors.

(a) A majority of the Independent Directors are authorized to give or withhold the Partnership’s consent or approval as an “independent client representative” with respect to matters required by Section 206(3) of the Advisers Act and certain other situations involving conflicts of interest, including with regards to the assignment or other transfer of the General Partner’s Units pursuant to this Agreement (in each case where presented to such Independent Directors in the General Partner’s sole discretion). In addition, the Independent Directors shall review and approve or disapprove any actual or potential conflicts of interest in any transaction or relationship between the Partnership, on the one hand, and the General Partner and/or its Affiliates, on the other hand, that the General Partner determines in its sole discretion to present to the Board of Directors. Each Limited Partner agrees that, with respect to any consent sought from the Independent Directors under this provision, such consent of the Independent Directors shall be binding upon the Partnership, and the General Partner and its Affiliates, acting in accordance with or pursuant to such consent (or such procedures or standards approved by the Independent Directors), shall, absent actual fraud or willful misconduct, be fully protected and justified in acting in reliance upon and in accordance with such consent of the Independent Directors, and the General Partner and its Affiliates shall not have any liability to the Partnership or the Limited Partners for such conflict of interest or such actions taken in good faith by them (other than such actions finally determined by a court of competent jurisdiction or in a final arbitration proceeding to constitute actual fraud or willful misconduct) and such actions shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of such Person at law or in equity or otherwise. Any matters for which the Board of Directors have authority to act pursuant to this Agreement can be effected by majority consent of the Board of Directors, and any matters for which the Independent Directors have authority to act pursuant to this Agreement can be effected by majority consent of the Independent Directors, as applicable. If there are only two Independent Directors, matters requiring consent or approval of a majority of the Independent Directors will require consent of both Independent Directors.

(b) Consent of the Independent Directors shall be required for any material modification to the Partnership’s Valuation Policies.

(c) Each of the Directors (including the Independent Directors) shall use their reasonable business judgment to act in the best interests of the Partnership with respect to matters of the Partnership that are within the Board of Directors’ authority. Except as provided for in the immediately preceding sentence, each Director (including the Independent Directors) shall, to the fullest extent permitted by applicable law, have no fiduciary duties to the Partnership or to any Partner.

ARTICLE 14

Definitions

As used herein, the following terms shall have the following respective meanings:

1934 Act Report: any report required to be filed by the Partnership under the Exchange Act.

Accounting Principles: generally accepted accounting principles as applied in the United States, on a consistent basis.

Act: the Exempted Limited Partnership Act (as amended) of the Cayman Islands, as the same may be amended from time to time or any successor statute.

Advisers Act: the U.S. Investment Advisers Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.

Affiliate: with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that Portfolio Entities shall not be Affiliates of the General Partner, the Management Company, and the Aggregating Partnership or the Partnership.

Aggregating AIV: as defined in Section 6.9(b).

Aggregating Partnership: as defined in Section 1.4.

Agreement: this Second Amended and Restated Exempted Limited Partnership Agreement of the Partnership, as further amended, modified, supplemented or restated from time to time (but excluding Exhibit A hereto).

Alternative Vehicle: as defined in Section 6.9.

Assignee: as defined in Section 11.2(a).

BHC Act: the U.S. Bank Holding Company Act of 1956, as amended from time to time.

BHC Partner: a Limited Partner that (a) is subject to the BHC Act, or is directly or indirectly “controlled” (as that term is defined in the BHC Act) by a company that is subject to the BHC Act and (b) so indicates in writing to the General Partner on or before the closing at which such Limited Partner is admitted to the Partnership and is designated as such by the General Partner.

Board of Directors: as defined in Section 13.1.

Business Day: shall mean any day other than (a) Saturday and Sunday and (b) any other day on which banks located in New York City are required or authorized by law to remain closed.

Capital Account: an account established pursuant to Section 3.1 and maintained in accordance with the provisions of Article 3.

Capital Contribution: as to any Partner at any time, the amount of capital actually contributed or deemed contributed by such Partner to the capital of the Partnership, unless such capital is not treated as a Capital Contribution by the express terms of this Agreement.

Class: each Class of Units offered by the Partnership.

Code: the U.S. Internal Revenue Code of 1986, as amended from time to time.

Communications Act: the U.S. Communications Act of 1934, as amended from time to time.

Credit Program: the funds comprising the HarbourVest Direct Lending II Program (HarbourVest Direct Lending Fund II (U) L.P., HarbourVest Direct Lending Fund II (L) L.P., HarbourVest Direct Lending II AIF (U) SCSp, HarbourVest Direct Lending II AIF (L) SCSp (if established), HarbourVest Direct Lending II Parallel Fund (U) L.P. and HarbourVest Direct Lending II Parallel Fund (L) L.P.), HarbourVest Credit Opportunities Fund III L.P., HarbourVest Credit Opportunities III AIF SCSp, HarbourVest Senior Credit Secondaries Fund L.P., HarbourVest Senior Credit Secondaries Parallel Fund L.P., HarbourVest Senior Credit Secondaries AIF SCSp, HarbourVest Opportunistic Credit Secondaries Fund L.P., HarbourVest Opportunistic Credit Secondaries Parallel Fund L.P., their successor funds, and any Other HarbourVest Entities (or parts thereof) that have the same investment priority as such funds.

Delaware Parallel Fund: HarbourVest Private Equity Secondaries Delaware Parallel Fund L.P., a Delaware limited partnership.

Director: as defined in Section 13.1.

Dissolution Sale: All sales and liquidations by or on behalf of the Partnership of its assets in connection with or in contemplation of the winding up and dissolution of the Partnership.

Distribution: any distribution of cash, Securities or other assets pursuant to this Agreement.

Dover Program: HarbourVest’s flagship secondary funds, Dover Street XII AIF SCSp and Dover Street XII L.P. (collectively with any parallel vehicles, and including their respective predecessor or successor funds, as applicable).

Early Redemption Fee: as defined on Exhibit B.

ERISA: the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Limited Partner: a Limited Partner which is a “benefit plan investor” (within the meaning of the U.S. Department of Labor Regulations as modified by Section 3(42) of ERISA) and has notified the General Partner of such status in writing and any other Limited Partner designated as such by the General Partner.

Event of Dissolution: as defined in Section 12.1.

Existing Asset: any asset (including any Security) that has been owned directly or indirectly by an entity managed by one or more private equity sponsors or other investors for at least twelve months.

Exchange Act: the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

FCC: as defined in Section 6.7.

FCC Ownership Rules: as defined in Section 6.7.

FINRA: as defined in Section 4.2.

Fund: means, collectively, the Partnership, each Parallel Fund and any feeder funds or Limited Purpose Entities that are limited partners of the Partnership or a Parallel Fund.

Fund-Level Limit: as defined on Exhibit B.

GAAP: U.S. generally accepted accounting principles.

General Partner: HarbourVest GP LLC, a Delaware limited liability company, as the initial general partner of the Partnership, together with any additional or substitute general partner of the Partnership, admitted in accordance with this Agreement, each in its capacity as general partner of the Partnership.

Incentive Fee: as defined in Section 9.2(a).

Incentive Fee Rate: with respect to each Class of Units is set forth in the Memorandum.

Indemnitees: as defined in Section 8.1.

Independent Director: as defined in Section 13.1.

Information Reporting Regimes: (a) sections 1471 through 1474 of the Code, the Treasury Regulations thereunder, and official interpretations thereof; (b) any legislation, regulations or guidance enacted in any jurisdiction that seeks to implement a similar tax reporting or withholding tax regime (including without limitation the standard for automatic exchange of financial account information developed by the Organization for Economic Co-Operation and Development); (c) any intergovernmental agreement, treaty or other agreement between the Cayman Islands (or any Cayman Islands government body) and the United States, or between any other jurisdictions (including any government bodies in such jurisdiction) entered into in order to comply with, facilitate, supplement or implement any legislation, regulations or guidance described in clause (a) or (b) above; (d) each of Council Directives 2011/16/EU and 2018/822/EU of the Council of the European Union; and (e) any legislation, regulations or guidance that gives effect to any matter described in clauses (a) through (d) above.

Initial Closing Date: the date of the initial acceptance by the Partnership of a subscription for Units by persons that are not Affiliates of the General Partner, Other HarbourVest Entities or Seed Investors.

Investment Company Act: the U.S. Investment Company Act of 1940, as amended from time to time.

Intermediate Entities: as defined in Section 6.11. Only those entities designated as such by the General Partner shall be considered “Lower Entities” or “Intermediate Entities.”

Limited Partner: a Person designated as a limited partner of the Partnership in the books and records of the Partnership and any Person admitted as a limited partner of the Partnership pursuant to Section 1.8, Article 2 or Section 11.2, other than a limited partner of the Partnership that has ceased to be a limited partner of the Partnership, in each case, in its capacity as a limited partner of the Partnership.

Limited Purpose Entity: any entity organized for the purpose of allowing Persons to invest indirectly in the Partnership that is designated as such by the General Partner.

Loss Recovery Account: as defined in Section 9.2(f).

Lower Entity: as defined in Section 6.11.

Low Risk Country: as defined in Section 16.9.

Main Fund: HarbourVest Private Equity Secondaries Fund L.P., a Delaware limited partnership.

Management Agreement: as defined in Section 9.1.

Management Company: HarbourVest Partners L.P. or any Person succeeding to its rights and obligations.

Management Company Expenses: as defined in Exhibit A hereto.

Management Fee: as defined in Section 9.1(b).

Management Fee Rate: with respect to each Class of Units is set forth in Memorandum.

Media Company: as defined in Section 6.7.

Memorandum: the confidential private placement memorandum of the Fund, together with any supplements, as amended from time to time.

Minimum Account Balance: as defined on Exhibit B.

Net Asset Value: as of a specified date, the amount by which the value of the Partnership’s assets exceeds the amount of its liabilities, as of that date, with all Securities valued in accordance with the provisions of Section 5.4.

Net Profit and Net Loss: for a Class, in relation to any Reference Period, the change in Net Asset Value during such Reference Period, excluding any of the following which are paid, accrued or allocated during the relevant period, if applicable: (i) subscriptions, redemptions, conversions and Limited Partner distributions recognized during the same period, (ii) Servicing Fees and/or subscription fees, (iii) taxes and (iv) any Incentive Fees. For the avoidance of doubt, (x) Net Profit and Net Loss includes unrealized appreciation or depreciation and realized income and gains or losses, management fees and expenses (other than those referenced in the prior sentence), for such period, and (y) for any Reference Period, the change of Net Asset Value calculated as per the prior sentence shall result in a corresponding (A) Net Profit, if greater than zero, or (B) Net Loss, if less than zero.

NRSRO: as defined in Section 5.7.

Original Agreement: as defined in the Recitals.

Other HarbourVest Entities: any funds, separate accounts or other entities managed or advised by the General Partner, the Management Company or their respective Affiliates (including, but not limited to, any new funds, accounts or other entities formed after the Initial Closing Date), other than the Partnership and the Aggregating Partnership.

Parallel Fund Units: A partnership interest of a Parallel Fund limited partner or Parallel Fund general partner or an assignee thereof in any Parallel Fund representing such fractional part of the interests of all such Parallel Fund partners or assignees pursuant to the governing documents of such Parallel Fund as is equal to the quotient of one divided by the number of units shown on the books and records of such Parallel Fund to be issued and outstanding.

Parallel Funds: as defined in Section 1.11.

Partners: the General Partner and the Limited Partners.

Partnership: as defined in the introduction to this Agreement.

Partnership Entity: (a) the Partnership, the Parallel Funds, the Aggregating Partnership, any Alternative Vehicles, any Intermediate Entities, and any Limited Purpose Entity or feeder fund of a Parallel Fund, (b) any entity in which the Partnership holds (directly or indirectly) an interest (whether in the form of debt or equity), (c) any member of any “expanded affiliated group,” as defined in section 1471(e)(2) of the Code and the Treasury Regulations thereunder, of which any entity described in clause (a) or (b) is a member, (d) any “Related Entity”, as such term or any such equivalent term is defined in any intergovernmental agreement referenced in clause (c) of the definition of Information Reporting Regimes, of any entity described in clause (a) or (b), and (e) the Management Company and any of its Affiliates.

Partnership Expenses: as defined in Exhibit A hereto.

Partnership Investments: investments in limited partnerships, other pooled investment vehicles or other entities which intend to primarily invest in Private Equity Investments.

Percentage Interest: With respect to any Partner at any time, its Units in the Partnership as calculated by dividing the number of Units held by such Partner over the aggregate number of Units issued and outstanding as of such date.

Person: includes a natural person, or corporation, limited liability company, trust, association, custodian, nominee, partnership, joint venture and other entity (including a governmental agency and instrumentality).

Portfolio Company Indemnified Party: as defined in Section 8.1(b).

Portfolio Company Indemnitor: as defined in Section 8.1(b).

Portfolio Entities: the limited partnerships and other entities in which funds of the Partnership are, directly or indirectly through the Aggregating Partnership invested.

Portfolio Investments: the Securities of Portfolio Entities or Securities received from Portfolio Entities.

Private Equity Investments: investments in buyout, growth equity, venture capital, distressed debt, turnarounds, special situation, recapitalization and other private market transactions.

Prior Agreement: as defined in the Recitals.

Real Assets Program: HarbourVest Real Assets Fund IV L.P., HarbourVest Real Assets IV AIF SCSp, HarbourVest Infrastructure Opportunities Fund III L.P., HarbourVest Infrastructure Opportunities III AIF SCSp, HarbourVest Infrastructure Income Partnership L.P. and its related entities, their respective successor funds, and any Other HarbourVest Entities (or parts thereof) that have the same investment priority as such funds.

Recipient: as defined in Section 9.2(a).

Redemption Date: as defined on Exhibit B.

Redemption Notice Deadline: as defined on Exhibit B.

Redemption Price: as defined on Exhibit B.

Reference Period: as defined in Section 9.2(c).

Regulated HarbourVest Entity: any Other HarbourVest Entity that is an investment company or business development company that is regulated under the Investment Company Act.

Related Parties: any Affiliates of the General Partner (including, without limitation, the Management Company and its subsidiaries, but excluding the Partnership, the Aggregating Partnership, and any feeder fund of any of the foregoing entities) and any of their respective agents, partners, members, officers, directors, employees or shareholders.

Representatives: as defined in Section 16.8.

SEC: the U.S. Securities and Exchange Commission.

Secondary Partnership Investments: Partnership Investments (a) that are not issued to the Partnership directly by the sponsors of such Partnership Investments; provided that the General Partner, in good faith, may determine at the time of purchase from a Person other than such Portfolio Entity that such interest shall not be a Secondary Partnership Investment, (b) in an entity that has been in existence for at least twelve months, a substantial portion of the underlying asset(s) of such entity are Existing Asset(s), the principal investment objective of such entity is to invest in any Existing Asset(s), or which have been organized by one or more private equity sponsors or other investors for the purpose of, or otherwise with respect to, the restructuring, recapitalization, spin-out or other reorganization of any Existing Asset(s) (whether for regulatory, strategic, liquidity or any other purpose), (c) that are an investment in any stapled primary partnership investment made in connection with a Secondary Investment, or (d) that are designated by the General Partner, in good faith, to be Secondary Partnership Investments.

Securities: shares of capital stock, limited partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures, guarantees of indebtedness and other securities and equity interests of whatever kind of any Person, whether readily marketable or not.

Securities Act: means the U.S. Securities Act of 1933, as amended from time to time.

Seed Investors: means certain affiliates and other institutional investors that have made irrevocable commitments to the Fund prior to the date on which subscriptions by non-affiliate third-party non-institutional investors have been accepted by the Fund, as determined by the General Partner in its sole discretion.

Separate Account: any fund or account managed or advised by the Management Company or its Affiliates other than the Partnership on behalf of a single investor or group of affiliated or commonly advised investors (including, but not limited to, any new funds or accounts managed for a single investor or group of affiliated or commonly advised investors formed after the Initial Closing Date).

Servicing Fees: ongoing servicing fees paid by the Partnership to participating broker dealers and other intermediaries in respect of one or more Classes of Units.

Several Interest Election: An election made by a Limited Partner, upon the written request thereof, pursuant to which, the General Partner may, in its sole discretion, treat the Units held by such Limited Partner as if they were held by more than one Limited Partner as expressly provided herein; provided, that the Limited Partner shall be a single Limited Partner for the purposes of the Act.

Subscription Agreement: the Subscription Agreement entered into by the Limited Partners in connection with their purchase of Units in the Partnership.

Subscription Funding Deadline: as defined in Section 2.1.

Substitute Limited Partner: an Assignee that shall become a Limited Partner.

Tax Advances: as defined in Section 4.1.

Temporary Investments: as defined in Section 5.7.

Trade Date: as defined in Section 2.1.

Transfer: a direct or indirect transfer in any form, including a sale, assignment, conveyance, pledge, charge, mortgage, encumbrance, securitization, hypothecation or other disposition, or any purported severance or alienation (including the creation of any derivative or synthetic interest), or the act of so doing, as the context requires.

Treasury Regulations: the regulations of the U.S. Treasury Department issued pursuant to the Code.

Unit: a partnership interest of a Partner or an assignee in the Partnership representing such fractional part of the interests of all Partners or assignees pursuant to this Agreement as is equal to the quotient of one divided by the number of Units shown on the books and records of the Partnership to be issued and outstanding.

Valuation Date: as defined on Exhibit B.

Valuation Policies: (a) the valuation policies that are posted on the Partnership’s web portal as of the date hereof and (b) any modifications to such valuation policies following the date hereof, including any material modifications that are approved by the Independent Directors.

ARTICLE 15

Power of Attorney

15.1. Grant of Power. To the fullest extent permitted by applicable law, each Limited Partner hereby makes, constitutes and appoints the General Partner, with full power of substitution and resubstitution, its true and lawful attorney for it and in its name, place and stead and for its use and benefit, to sign, execute, deliver, certify, acknowledge, file and record all instruments amending, restating or canceling the Certificate of Registration of the Partnership that may be appropriate, and to sign, execute, deliver, certify, acknowledge, file and record such agreements, instruments or documents made by or relating to the Partnership as may be necessary or advisable for any lawful purpose (a) to reflect the exercise by the General Partner of any of the powers granted to it under this Agreement, and the establishment of Alternative Vehicles pursuant to Section 6.9, including without limitation the admission of a Substitute Limited Partner in accordance with this Agreement and the transfer of Units as contemplated in Section 5.3(c); (b) which may be required of the Partnership or of the Partners by the laws of the Cayman Islands; (c) to reflect an amendment of or modification of this Agreement or the organizational documents of such Alternative Vehicle that has been adopted in accordance with the terms of this Agreement or the organizational documents of any Alternative Vehicle, as applicable; or (d) which may be necessary to comply with any agreement or obligation applicable to the Partnership or to comply with the law of any other jurisdiction. Each Limited Partner authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing to effectuate the business purposes hereof, the winding up or liquidation, dissolution of or the termination of the Partnership as fully as such Limited Partner might or could do if personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. The General Partner shall provide each Limited Partner with a copy of any agreement or instrument executed by the General Partner on behalf of such Limited Partner in accordance with the power of attorney granted by such Limited Partner under this Section 15.1.

15.2. Terms of Power. To the fullest extent permitted by applicable law, the power of attorney granted pursuant to Section 15.1:

(a) may be exercised by such attorney-in-fact by executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact acting as attorney-in-fact for all of the Limited Partners; and

(b) shall not be affected by subsequent disability or incapacity of the Limited Partner, but shall terminate as to such Limited Partner upon the effectiveness of the admission of a Substitute Limited Partner pursuant to Section 11.1 to the extent of the Units Transferred, except that it shall survive for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any such agreement, certificate, instrument or document as is necessary to effect such substitution.

15.3. Irrevocability. Subject to Section 15.2(b), each Limited Partner hereby agrees not to revoke this power of attorney, and the parties acknowledge that this power of attorney is granted to secure a proprietary interest of the General Partner and the performance of such Limited Partner’s obligations hereunder. Any attempted revocation by a Limited Partner of any power of attorney granted under this Agreement (other than pursuant to Section 15.2(b)) shall constitute a default by such Limited Partner hereunder and the Partnership shall be entitled to any right or remedy provided by law or equity in respect of such default, including the recovery from such Limited Partner of all costs and expenses (including attorneys’ fees) incurred by or on behalf of the Partnership as a result of such default, and the institution of an action for specific performance of such Limited Partner’s obligations hereunder (it being understood that a remedy at law may be inadequate in respect of such default.

ARTICLE 16

Miscellaneous

16.1. Amendments.

(a) Except as required by law, this Agreement may be amended, modified or supplemented, and any provision herein may be waived, by the written consent of the General Partner (including an amendment in the form of a merger, consolidation, conversion or similar transaction into a successor entity to the Partnership); provided, that any amendment, modification or supplement (including an amendment in the form of a merger, consolidation, conversion or similar transaction into a successor entity to the Partnership) that is viewed by the General Partner in its discretion, exercised in good faith, as having a material adverse effect on the Limited Partners in the aggregate, will require the consent of the Independent Directors; provided, further, that any amendment, modification or supplement (including an amendment in the form of a merger, consolidation, conversion or similar transaction into a successor entity to the Partnership) related to Class-specific management fees or liquidity terms that is viewed by the General Partner in its discretion, exercised in good faith, as having a material adverse effect solely on the Limited Partners of a particular Class of Units in the aggregate shall require the consent of the Independent Directors, acting in the best interests of the Limited Partners in such affected Class.

(b) Notwithstanding the provisions of Section 16.1(a), this Agreement may be amended from time to time by the General Partner without the consent of any Director or any Limited Partner (i) to add to the representations, duties or obligations of the General Partner, (ii) to cure any ambiguity or correct or supplement any provisions hereof that may be inconsistent with any other provision hereof, or correct any printing, stenographic or clerical errors or omissions, in each case, if such amendment is not, in the reasonable opinion of the General Partner, adverse to any Limited Partner; (iii) to admit one or more additional Limited Partners or Substitute Limited Partners, or withdraw one or more Limited Partners, in accordance with the terms of this Agreement, (iv) to provide any necessary information regarding any Partner, any additional or successor General Partner or any additional Limited Partner or Substitute Limited Partner, or to remove information regarding a withdrawn Limited Partner, (v) to reflect any change in the number or class of the Units of any Partner in accordance with the terms of this Agreement, (vi) to make amendments, which may include reorganizing or reconstituting the Partnership, forming and requiring Limited Partners to participate in feeder funds, Parallel Funds, feeder funds of parallel vehicles or other structures, (vii) to reflect any terms applicable to a Class of Units established in accordance with Section 1.3, (viii) to address any law or regulation, including changes in tax law, (ix) to reflect the waiver by the General Partner of any of its rights under this Agreement, to implement any election that is offered to all Limited Partners; provided, that such amendment is not adverse to the rights and obligations of the Limited Partners that decline to make such election; (x) to provide for changes in any Information Reporting Regimes or (xi) to make any change that is necessary or desirable to satisfy, address or otherwise be consistent with any requirements, conditions or guidelines (including any interpretation of regulatory guidance) contained in any law, opinion, directive, order, statute, ruling or regulation of any federal, state or non-U.S. court or governmental authority, agency or entity; provided, that any amendment pursuant to this Section 16.1(b) shall not, to the General Partner’s knowledge, have a material adverse effect on the Limited Partners.

(c) The General Partner shall promptly send each Limited Partner a copy of any amendment adopted pursuant to this Section 16.1, which notice may be given through a 1934 Act Report.

(d) Notwithstanding the provisions of this Section 16.1, the General Partner may, without the consent of the Directors or any Limited Partner, amend the provisions of this Agreement or take such other actions that the General Partner believes in good faith may be reasonably necessary to prevent the Partnership or any Partner from having an attributable interest in any regulated entity (including a bank holding company as defined in Section 2(a) of the BHC Act, or a media company or other business that is subject to Federal Communications Commission regulations), including any Portfolio Entity, or to prevent the Partnership or any Partner from becoming subject to any law or regulation that the General Partner believes may adversely impact the Partnership or any Partner; provided, that, the General Partner may not amend this Agreement pursuant to this Section 16.1(d) in a manner that would reduce any Limited Partner’s rights, or materially increase or adversely impact any Limited Partner’s obligations, under this Agreement.

(e) Notwithstanding the provisions of this Section 16.1, the General Partner may, without the consent of the Directors or any Limited Partner, amend the provisions of this Agreement or take such other actions that the General Partner believes in good faith may be reasonably necessary in connection with the filing of a Form 10 and/or to address comments from the U.S. Securities and Exchange Commission.

(f) Upon obtaining the requisite consent required by this Agreement (if any) and without any further action or execution by any other Person, including any Limited Partner: (i) any amendment, restatement, modification or waiver of this Agreement may be memorialized in an instrument executed solely by the General Partner; and (ii) the Limited Partners shall be deemed a party to, and bound by, such amendment.

16.2. Determination of Certain Matters. Subject to Section 5.4, all matters concerning the valuation of Partnership assets, the allocation of profits, gains and losses among the Partners including the taxes thereon, accounting procedures and tax matters, not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner in good faith, whose determination shall be final and conclusive. For the avoidance of doubt, (i) the term “fraud” as used in this Agreement shall require the presence of intent or scienter, (ii) the term “fiduciary duty” as used in this Agreement shall have the meaning given to such term under the laws of the State of Delaware (provided that the parties hereto agree for the avoidance of doubt that, save as aforesaid, none of the laws of the State of Delaware shall be applied to this Agreement) and (iii) the exculpation provisions of this Agreement, including Section 7.1, do not restore or create, whether in contract or otherwise, any duties or liabilities. Nothing in this Agreement shall modify or purport to modify any duty or liability owed by the General Partner or its Affiliates to the Partnership or any Partner under the Advisers Act.

16.3. Waiver of Partition. Each of the Partners hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any of the Partnership’s property.

16.4. Successors in Interest. Subject to the limitations set forth in Article 11, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives and permitted assigns of the Partners. Except as contemplated by Section 6.1, none of the provisions of this Agreement shall be construed as being for the benefit of or as enforceable by any creditor (other than Persons entitled to indemnification hereunder) of the Partnership or of any Partner or by any other Person not a party to this Agreement.

16.5. Severability. If any clause or provision of this Agreement shall be held to be invalid or unlawful in any jurisdiction such clause or provision shall only be ineffective to the extent of such invalidity or unenforceability. The remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Furthermore if any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable. Any default hereunder by a Limited Partner shall not excuse a default by any other Limited Partner.

16.6. Notice. Any notice or other communication to be given under this Agreement to the Partnership shall be in writing and may be delivered personally or by facsimile or e-mail (in the case of facsimile or e-mail, followed by written confirmation). Any notice or other communication to be given under this Agreement or otherwise to any Partner shall be in writing and may be delivered by mail, by facsimile or by e-mail at the address, facsimile number or e-mail address of such Partner as shown on the records of the Partnership, or by making the same available to such Partner on an internet portal or by other electronic means to which the Limited Partner normally has access. Each such notice shall be deemed to be effectively received by such Partner (a) upon personal delivery, (b) upon confirmed transmission by facsimile, (c) upon transmission by electronic mail, (d) five days after deposit in any United States mail box, by registered or certified mail, postage prepaid, or (e) upon posting on an internet portal or by other electronic means to which the Partner normally has access. Notwithstanding the foregoing, any reports and information delivered to any Limited Partner pursuant to Section 10.3 or otherwise may be provided to such Limited Partner, whether before or after such Person is admitted to the Partnership, by (i) delivery in accordance with this Section 16.6 or (ii) being made available to such Limited Partner on an internet portal or by other electronic means to which the Limited Partner normally has access.

16.7. Certificate of Registration of the Partnership. The General Partner shall provide a copy of the Certificate of Registration of the Partnership or any amendment or restatement relating thereto to each Limited Partner that makes a request therefore, but shall not otherwise be required to provide such copies.

16.8. Confidentiality. Each Limited Partner shall keep confidential, and shall not disclose without the prior written consent of the General Partner, any information with respect to the Partnership, any prospective or actual Portfolio Entity or any Affiliate of any of the foregoing and shall only use such information for the purpose of evaluating and monitoring such Limited Partner’s participation in Portfolio Investments and prospective investments by the Partnership; provided that a Limited Partner may disclose any such information (a) as has become generally available to the public other than as a result of the breach of this Section 16.8 by such Limited Partner or any agent or Affiliate of such Limited Partner, (b) that is or becomes available to such Limited Partner on a non-confidential basis from a source other than the General Partner; provided that such source is not, to such Limited Partner’s knowledge, prohibited by legal, contractual or fiduciary obligations from disclosing such information, (c) as may be required or as may be appropriate to be included in any report, statement or testimony required to be submitted to any municipal, state or national regulatory body having jurisdiction over such Limited Partner, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to such Limited Partner, (f) to its Affiliates, employees and professional advisors (including auditors, counsel and, for an ERISA Limited Partner or a Limited Partner that is a governmental plan, such Persons as are necessary for the proper administration of the ERISA plan or governmental plan) (collectively, the “Representatives”) who need to know such information for the purpose of evaluating and monitoring such investments and not, for the avoidance of doubt, for separate investment, advisory or other competitive purposes; provided that (i) such Representatives are advised of the confidentiality obligations contained herein and such Limited Partner is liable for the breach of any confidentiality obligations by any such Representative (including with respect to the permitted use of such information) and (ii) if a Representative is a competitor of the Management Company or any of its Affiliates, such Representative shall have entered into a supplemental confidentiality agreement with the Management Company in form and substance satisfactory to the Management Company, and (g) as may be required in connection with an audit by any taxing authority; provided that, to the extent permitted by law, such Limited Partner shall notify the General Partner prior to making any disclosure in accordance with clause (c), (d), (e) or (g) of this Section 16.8. The foregoing shall not limit the disclosure of the tax treatment or tax structure of the Partnership (or any transactions undertaken by the Partnership). As used in this Section 16.8, the term “tax treatment” refers to the purported or claimed U.S. federal income tax treatment and the term “tax structure” refers to any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment; provided that, for the avoidance of doubt, (i) except to the extent otherwise established in published guidance by the U.S. Internal Revenue Service, tax treatment and tax structure shall not include the name of or contact information for, or any other similar identifying information regarding the Partnership or any of its investments (including the names of any employees or affiliates thereof) and (ii) nothing in this Section 16.8 shall limit the ability of a Limited Partner to make any disclosure to such Limited Partner’s tax advisors or to the U.S. Internal Revenue Service or any other taxing authority.

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (including, without limitation, the confidentiality provisions in this Section 16.8 and the jurisdiction provisions in Section 16.10), or in the Subscription Agreements or any side letters, shall prohibit any individual from communicating with any U.S. federal regulatory or law enforcement agency (including, without limitation, the SEC and the U.S. Commodity Futures Trading Commission) or, to the extent protected under applicable U.S. state or non-U.S. whistleblower provisions, communicating with the relevant U.S. state or non-U.S. regulatory or law enforcement agency, about potential violations of law without providing prior notice to the General Partner or any of its Affiliates, or receiving an award in connection with any such communications.

Each Limited Partner acknowledges, and will advise its Representatives with whom it shares confidential information, that the United States and other applicable securities laws prohibit any Person who has received any material, non-public information with respect to a company which has publicly traded securities outstanding from purchasing or selling such publicly traded securities or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such publicly traded securities.

Each Limited Partner acknowledges and agrees that the confidential information is proprietary and of significant importance to the conduct of the business of the Partnership and is considered a “trade secret” of the Partnership, the General Partner and the Management Company. Such Limited Partner further acknowledges that the Partnership, the General Partner and the Management Company, through policy and course of conduct, make significant efforts to maintain the privacy and non-public status of the confidential information, and that independent economic value inures to the Partnership, the General Partner and the Management Company from such non-disclosure.

If any Limited Partner or one of its Representatives is requested in a judicial, administrative or governmental proceeding or pursuant to public records laws to disclose any of the confidential information, to the extent permitted by law, such Limited Partner will promptly notify the General Partner and the Management Company so that the General Partner or the Management Company may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, such Limited Partner will furnish only that portion of the confidential information which is legally required and will use its best efforts to claim any relevant exception under such law or obligation which would prevent or limit public disclosure of the confidential information.

16.9. Compliance with Laws. The General Partner may disclose information concerning the Partnership or the Limited Partners as it determines in its sole discretion to be necessary or advisable under applicable laws and regulations, including any anti-money laundering, economic sanctions or anti-terrorist financing laws or regulations. Each Limited Partner hereby agrees to provide the General Partner, promptly upon request, all information that the General Partner determines in its sole discretion to be necessary or advisable to enable the Partnership and the General Partner to comply with applicable laws and regulations. Notwithstanding any other provision of this Agreement to the contrary, the General Partner, in its own name and on behalf of the Partnership, shall be authorized, without the consent of any Person, including any Limited Partner, to take such action as it determines in its sole discretion to be necessary or advisable in light of any anti-money laundering, economic sanctions or anti-terrorist financing laws, rules, regulations, directives, sanctions or special measures to address any actual or potential consequences for the Partnership, the General Partner, the Management Company, any Portfolio Entity, any Portfolio Investment, any Limited Partner or any of their respective Affiliates, including, but not limited to (a) taking the actions contemplated by the Subscription Agreements, (b) prohibiting a Limited Partner from making further Capital Contributions, depositing in a separate account or otherwise segregating Distributions to which a Limited Partner would otherwise be entitled and/or causing the withdrawal of a Limited Partner from the Partnership, or (c) requiring a Limited Partner to forfeit all or part of its Units or Capital Account, which forfeited Units or Capital Account may be allocated among the other Limited Partners by the General Partner. The General Partner may make such adjustments to the provisions of this Agreement, including to allocations and Distributions and any other items, as it may determine in its sole discretion to be equitable and desirable to give effect to the intent of the foregoing provisions and this Section 16.9, including, without limitation, as may be required in order that, to the extent practicable, the relevant Limited Partner bears any detriment to the Partnership resulting from the application of this Section 16.9 and the other Limited Partners do not suffer any detriment as a result of such application. To comply with applicable sanctions, anti-money laundering legislation and regulations, each Limited Partner agrees that all payments by it to the Partnership and all Distributions to it from the Partnership will only be made in its name and to and from a bank account of a bank (a) that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time and (b)(i) registered in the Cayman Islands, (ii) based or incorporated in or formed under the laws of the United States or (iii) regulated in and either based or incorporated in another country that is a “Low Risk Country” and is not in a jurisdiction that is subject to comprehensive U.S. sanctions. For purposes of this Agreement, a “Low Risk Country” means a country assessed by the Partnership as having a low degree of risk of money laundering and terrorist financing in accordance with the Cayman Islands Anti-Money Laundering Regulations, as amended, issued pursuant to the Proceeds of Crime Act, as amended, as such law and regulations may be amended from time to time.

16.10. Applicable Law. This Agreement shall be governed by the laws of the Cayman Islands, without regard to principles of conflicts of laws. Unless the General Partner otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the Cayman Islands, and, by execution and delivery of this Agreement, each Partner hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts, and hereby further irrevocably waives, to the fullest extent permitted by applicable law, its rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

16.11. Waiver. To the fullest extent permitted by applicable law, no failure to exercise and no delay in exercising on the part of any of the Partners any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

16.12. Reproduction of Documents. The Partnership, the General Partner and each Limited Partner agree and stipulate that this Agreement and all documents relating thereto, including, without limitation, any consents, waivers, amendments and modifications which may hereafter be executed, and certificates and other information previously or hereafter furnished to any Partner, may be reproduced by it by any photographic, microfilm, miniature photographic, electronic data storage or other similar process, and any Partner may destroy any original document so reproduced. The Partnership, the General Partner and each Limited Partner agree and stipulate that any such reproduction shall be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by a Partner in the regular course of business) and that enlargement, fax or further reproduction of such reproduction shall likewise be admissible in evidence.

16.13. Rights of Third Parties.

(a) any Related Party, any Indemnitee and any lender referred to in Section 6.1 not being a party to this Agreement may enforce any rights granted to it pursuant to this Agreement in its own right as if it were a party to this Agreement (and the General Partner is specifically authorized to intimate such rights to Related Parties, Indemnitees and lenders);

(b) except as expressly provided in Section 6.1, Article 8 and paragraph (a) above, a Person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act, 2014 (as amended) to enforce any term of this Agreement; and

(c) notwithstanding any term of this Agreement, the consent of or notice to any Person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.

16.14. Miscellaneous. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation. This Agreement may be executed in more than one counterpart with the same effect as if the parties executed one counterpart on the date of this Agreement. Limited Partner counterpart signature pages to each Subscription Agreement shall also constitute a counterpart to this Agreement. For the avoidance of doubt a Person’s execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and the parties to this Agreement shall be entitled to rely on any such electronic signature for the purposes of the Electronic Transactions Act (as amended) of the Cayman Islands. This Agreement, the Subscription Agreements and any side letters or similar agreements contemplated below set forth the entire understanding of all the parties hereto with respect to the subject matter hereof and supersede any prior agreement or understanding with respect thereto. Notwithstanding the provisions of this Agreement (including Section 16.1), or any Subscription Agreement, the General Partner on its own behalf or on behalf of the Partnership without the consent of any Limited Partner or any other Person may, and is hereby authorized to, enter into side letters or similar agreements to or with a Limited Partner (or any Person that holds a direct or indirect interest in any Limited Partner (and any related feeder funds)) on matters relating to the Partnership and the terms of any such agreement (a) may have the effect of establishing rights under, or altering or supplementing the terms of this Agreement and of any Subscription Agreement (including providing rights to any Person that holds a direct or indirect interest in any Limited Partner (and any related feeder funds)) as between such Limited Partner (or such other Person) and the General Partner and the Partnership in any way including, without limitation, special provisions relating to (i) reporting, (ii) transfers, (iii) jurisdiction or venue, (iv) consent rights in relation to certain amendments of this Agreement, (v) the ability to disclose certain confidential information, (vi) limitations on the exercise of the General Partner’s discretion under this Agreement, (vii) limitations on the General Partner’s power to execute documents on behalf of the Limited Partners pursuant to Article 15, (viii) confirmations of the way in which the General Partner will carry out certain of its duties, (ix) additional warranties relating to the Partnership or its operation, (x) confirmation that the General Partner will use commercially reasonable efforts to facilitate the sale of Securities distributed in kind to the Limited Partners, (xi) confidentiality obligations in relation to information about a Limited Partner, (xii) access to information and audit rights, (xiii) confirmation that the General Partner will use commercially reasonable efforts to encourage Portfolio Entities to follow relevant ethical or governance guidelines, (xiv) grants of most favored nation provisions, (xv) special economic arrangements including reduced management fee and carried interest percentages, (xvi) co-investments, (xvii) classification of the Limited Partner or recognition of its internal policies or applicable laws or regulations, (xviii) deferring, reducing or eliminating the obligation to make Capital Contributions or other payments or establishing, modifying and/or supplementing any other rights and/or obligations of the Limited Partner under this Agreement or any Subscription Agreement, in each case, in connection with the classification of the Limited Partner or in recognition of its internal policies or applicable laws or regulations or other circumstances, or (xix) look-through default rights and/or voting rights for certain feeder funds or other conduit entities established to facilitate investment in the Partnership, (b) may give preferential treatment to one or more Limited Partners or Person(s), and (c) shall govern with respect to such Limited Partner (or such other Person) notwithstanding the provisions of this Agreement or any Subscription Agreement. The Partners confirm and agree that any such provision which is necessitated by the status of the relevant Limited Partner or other Person shall not be regarded as giving preferential treatment to the recipient.

16.15. Counsel. Each Limited Partner hereby acknowledges and agrees that Ropes & Gray LLP, Walkers (as to matters of Cayman Islands law) and any other law firm retained by the General Partner or one of its Affiliates in connection with the organization of the Partnership, or any dispute between the General Partner or one of its Affiliates and any Limited Partner, are acting as counsel to the General Partner or one of its Affiliates and as such, except as otherwise provided by law, do not represent or owe any duty to such Limited Partner or to the Limited Partners as a group.

16.16. Currency. The functional currency of the Partnership will be the U.S. dollar. All Capital Contributions and cash distributions will be made in U.S. dollars, unless otherwise permitted by the General Partner.

16.17. Effective Date. Notwithstanding the date of execution of this Agreement, each of the parties agrees that their respective rights, duties and obligations pursuant to this Agreement shall have effect from the Effective Date, as between the parties and the parties agree to account to each other accordingly.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as a deed on the day and year first above written.

GENERAL PARTNER:

HARBOURVEST GP LLC

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Matthew Dowgert
Name: Matthew Dowgert
Title: Managing Director

LIMITED PARTNERS:

HARBOURVEST GP LLC

as attorney in fact for each Limited Partner
pursuant to the Subscription Agreements

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Matthew Dowgert
Name: Matthew Dowgert
Title: Managing Director

[Signature Page to HarbourVest Private Equity Secondaries Cayman Parallel Fund L.P.]

EXHIBIT A

MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of August 10, 2026 among HarbourVest Partners L.P., a Delaware limited partnership (the “Management Company”), HarbourVest GP LLC, a Delaware limited liability company (the “General Partner”), and HarbourVest Private Equity Secondaries Cayman Parallel Fund L.P., a Cayman Islands exempted limited partnership (the “Partnership”) and amends and restates in its entirety the Management Agreement among the Management Company, the General Partner and the Partnership dated March 13, 2026 . All capitalized terms not defined herein shall have the meanings set forth in the Partnership Agreement (defined below).

W I T N E S S E T H:

WHEREAS, the Partnership has been formed to make investments in accordance with the Second Amended and Restated Exempted Limited Partnership Agreement of the Partnership, dated as of August 10, 2026, as amended from time to time (the “Partnership Agreement”);

WHEREAS, the Partnership desires to appoint the Management Company to provide portfolio management and administrative services for the Partnership; and

WHEREAS, the Management Company desires to render such services to the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Partnership, the General Partner and the Management Company agree as follows:

1. Services and Duties.

(a) To the extent permitted under the Partnership Agreement, the General Partner hereby engages and delegates the powers of the General Partner to the Management Company, and the Management Company hereby agrees, as an independent contractor, to accept such delegation and to assist the General Partner in the performance of its duties under the Partnership Agreement. The duties of the Management Company, subject to the supervision of the General Partner and to the terms of the Partnership Agreement, shall include, but shall not be limited to, the following: (i) maintaining the books and records of the Partnership; (ii) providing office space to the Partnership and the General Partner; (iii) screening and evaluating promising investment proposals and submitting such proposals to the Partnership; (iv) assisting the General Partner in transactions in which the Partnership makes investments; and (v) monitoring the Portfolio Investments; in each case if and to the extent requested by the General Partner.

(b) It is expressly understood that the management and the conduct of the activities of the Partnership shall remain the sole responsibility of the General Partner and that all decisions relating to the selection and disposition of the Partnership’s investments shall be made exclusively by the General Partner.

(c) In discharging any of its duties under this Agreement, the Management Company may utilize the services of attorneys, accountants, consultants, investment bankers, brokers, appraisers and others.

(d) The general partner of the Management Company is registered as an investment adviser under the Advisers Act and the General Partner, on behalf of the Partnership, acknowledges that the books and records of the Partnership may be viewed by the U.S. Securities and Exchange Commission (the “SEC”) as books and records of the general partner of the Management Company and subject to examination by the SEC. The General Partner, on behalf of the Partnership, also acknowledges that the Management Company may be required to provide the SEC and other regulatory bodies, including self-regulatory organizations, with copies of the Partnership’s books and records and periodic reports concerning the affairs of the Partnership.

2. Management Fee. The Partnership shall pay the Management Company a quarterly management fee (the “Management Fee”) as set forth in the Partnership Agreement.

3. Management Company Expenses; Partnership Expenses.

(a) During the term of the Partnership, the Management Company or its designee shall bear and pay the cost of all of the following management expenses (“Management Company Expenses”):

(i) subject to the last sentence in this Section 3(a), payroll and other costs of management, administrative and clerical personnel, including but not limited to, salaries, wages, payroll taxes, bonuses, cost of employee benefit plans and temporary office help expense;

(ii) insurance premiums and fees (except for premiums or fees for directors’ and officers’ liability insurance and other insurance protecting the Partnership or any Indemnitee from liabilities in connection with the affairs of the Partnership);

(iii) rent, utilities, telephone, office supplies and other office expenses; and

(iv) other similar routine administrative expenses.

Notwithstanding, the foregoing, Management Company Expenses will not include expenses associated with Insourced Services (defined below) and expenses described in Section 3(b)(xv).

(b) Except as herein expressly otherwise provided, the Partnership shall bear and pay its share of all reasonable expenses of the Fund (“Partnership Expenses”) including, without limitation, the following:

(i) the Partnership’s share of all Organizational Expenses;

(ii) legal, accounting, regulatory (including expenses incurred in connection with certain filings and registrations), compliance, administrator, consulting (including expert network and media consultants), valuation, custodial, depositary, auditing (including fees charged by an independent auditor in connection with in-kind subscriptions or redemptions), costs associated with any regulatory audit, investigation, settlement or review of any entity of the fund, costs incurred with any action, suit or proceeding of any kind of nature, transfer agency, third-party director, administrator and Limited Partner onboarding and servicing, banking and other external professional fees and expenses, but excluding, for the avoidance of doubt, the costs of the Management Company’s and its Affiliates general compliance with the Advisers Act, such as preparation and updating of Form ADV;

(iii) out-of-pocket costs of evaluating and sourcing potential Portfolio Investments (whether consummated or unconsummated) or Temporary Investments (including expenses related to meetings or conferences hosted or attended by the Management Company, its Affiliates or any of their respective employees to source investments, attendance at industry conferences and trade association memberships, and, in the case of unconsummated investments, broken-deal expenses, including break-up fees) and of making, monitoring, holding or selling Portfolio Investments (including, without limitation, expenses relating to risk assessment, due diligence or ongoing monitoring of potential and existing Portfolio Investments, including the environmental, social and governance risks related thereto) and Temporary Investments, including expenses related to the organization, maintenance or dissolution of any entity (including intermediate entities) used to acquire, hold or dispose of any Portfolio Investment or otherwise facilitate the Fund’s investment activities, record-keeping expenses, travel, hotel accommodations, meals and entertainment expenses (collectively, “Travel Expenses,” and which include expenses for first class or equivalent travel and have in the past and may in the future include the cost of non-commercial air travel), consulting fees and expenses and any finders, placement, brokerage or other similar fees and expenses;

(iv) expenses associated with the preparation of the Fund’s financial statements and tax returns, and the representation of the Fund or the Partners in tax matters and preparation of tax forms and the Fund’s Information Reporting Regime compliance;

(v) out-of-pocket costs (including Travel Expenses) of meeting with and reporting to the Limited Partners, including expenses incurred in connection with the Fund’s periodic and annual meetings (including Travel Expenses of the representatives of Limited Partners, employees of the Management Company or its Affiliates, speakers and vendors);

(vi) except as otherwise provided in Section 5.3 of the Partnership Agreement, any taxes, fees or other governmental charges levied against the Fund or its income or assets or in connection with its business or operations;

(vii) Independent Directors’ compensation and expenses, including expenses relating to the meetings and activities of the Board (including venue, food and beverage, travel and accommodation expenses (and any cancellation fees associated with any of the foregoing)), and fees, costs and expenses associated with any legal counsel or other third-party service providers, or advisors retained by, at the direction of or for the benefit of the Board);

(viii) costs and expenses (including any legal or other professional expenses) incurred in connection with the formation and operation of the General Partner;

(ix) the Management Fee and Incentive Fee;

(x) interest on, and fees and expenses related to or arising from, any incurrence of indebtedness, including any credit facilities (or guarantees of indebtedness) or hedging activities of the Fund;

(xi) premiums or fees for directors’ and officers’ liability insurance and other insurance protecting the Fund or any Indemnitee from liabilities in connection with the affairs of the Fund;

(xii) expenses incurred in connection with complying with provisions in side letters;

(xiii) fees paid to locally licensed intermediaries or distributors required to be engaged as a result of one or more Limited Partners or limited partners of the Parallel Funds (or any feeder fund of the Partnership or a Parallel Fund) being domiciled in, or otherwise affiliated with, a particular jurisdiction;

(xiv) amounts charged to the Fund for certain reporting, legal, tax, valuation, accounting and general administrative services provided by employees of the Management Company or its affiliates in connection with the Fund’s operations, including, but not limited to, services related to maintaining capital accounts and other books and records, preparing and issuing financial statements, reports and statements, annual audits, compliance with tax matters, conducting anti-money laundering, sanctions and anti-corruption related due diligence, monitoring and administration with respect to investors in connection with their investment in the Fund and the Fund’s investments, preparation and delivery of capital call and distribution notices, other periodic and episodic investor communications and notices, portfolio reporting and similar investor services and treasury services (“Insourced Services”);

(xv) the Fund’s allocable share of salaries, wages, payroll taxes, bonuses and cost of employee benefit plans for employees of the Management Company and its Affiliates (collectively, “Employee Expenses”) providing legal, compliance (including, without limitation, know-your-investment, anti-money laundering, sanctions and anti-corruption related due diligence) or tax advisory or tax structuring services in connection with the Fund’s portfolio investments, including the execution, ongoing monitoring, holding and disposition of portfolio investments, where the Fund would otherwise bear any external fees, costs and expenses for such services as pursuant to Section 3(b);

(xvi) fees, costs and expenses (including the costs of any professional service providers) related to procuring, developing, implementing, maintaining, updating or transitioning information technology, data subscription and license-based services, research publications, hardware/software and other technology fees, costs and expenses relating to researching, identifying, investigating (and conducting due diligence with respect to), evaluating, monitoring, valuing, or obtaining market data in respect of, potential or existing portfolio investments (including license fees and maintenance costs for workflow technology that facilitates the closing of investments), managing allocations of investments between the Fund and Other HarbourVest Entities and accounts, investor reporting (including costs relating to the provision of access to such information and other Limited Partner communications, including through a web portal), regulatory compliance, the monitoring and administration of indebtedness, hedging activities and treasury activities and other activities of, and services provided to, the Fund as described in this Section 3(b), including the Employee Expenses of HarbourVest IT professional personnel engaged in such services;

(xvii) expenses incurred in connection with transfers or registration of Units;

(xviii) expenses relating to ongoing administrative, governance and compliance services necessary for the operation of the Fund (including, without limitation, expenses relating to the preparation and filing of Form PF, Exchange Act reports, filings (including tender offer filings) and registration statements (including Form 10), reports and notices to be filed with the U.S. Commodity Futures Trading Commission, reports, filings, disclosures and notices prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities and any related regulations, or the laws and/or regulations of jurisdictions in which the Fund engages in activities and/or any other regulatory filings, notices or disclosures of the Management Company and/or its affiliates relating to the Fund and their activities, and preparing materials and coordinating meetings of the Board of Directors;

(xix) all other costs and expenses of the Fund, the Management Company or its Affiliates in connection with the Partnership Agreement other than Management Company Expenses, such as costs of litigation or other matters that are the subject of indemnification pursuant to Article 8 of the Partnership Agreement and costs of winding-up and liquidating the Fund; and

(xx) in the case of each of the foregoing items in clauses (i) through (xix) above, all similar items in connection with any Alternative Vehicles, Portfolio Entities, or other entities in which or through which the Fund invests, to the extent not borne by such entities.

“Organizational Expenses” means all fees, costs and out-of-pocket expenses (including any legal and other professional fees and expenses and platform fees and expenses paid to placement agents and other financial intermediaries reimbursed or otherwise borne by the Fund) incurred by the Fund, the Management Company or its affiliates in connection with the formation of, and direct and indirect offering and distribution of interests in, the Fund (including all or a portion of such amounts in respect of the Fund and the development, formation and operation of investment vehicles (including, for the avoidance of doubt, actual or prospective feeder vehicles even if any such feeder vehicle does not admit investors) established to facilitate the investment by certain investors indirectly in the Fund, as well as master funds in which the Partnership or a Parallel Fund invests as a feeder fund or other vehicles through which the Partnership or a Parallel Fund makes or holds investments) and the respective general partners or equivalent (if not a partnership) of such entities, the incorporation and registration of such entities, related regulatory filings (such as Form PF and others), any related taxes, the offering and distribution of the interests therein (including jurisdictional legal and tax advice, preparation of disclosures, notifications, translations, publications (including without limitation on a website for regulatory, commercial or other purposes) and registrations for marketing required in various jurisdictions and for certain investors, negotiation of distribution arrangements, any cost relating to the initial seed asset contribution (including without limitation, advice, structuring and the cost of issuing a valuation report), for the avoidance of doubt, out-of-pocket costs and expenses (including without limitation, Travel Expenses) related to meeting with prospective and actual Limited Partners or distributors or placement agents.

Certain or all Organizational Expenses may be amortized, in the General Partner’s sole and absolute discretion, for up to a 60-month period beginning from the Initial Closing Date for purposes of calculating the Fund’s Net Asset Value, although U.S. generally accepted accounting principles require organizational expenses to be expensed when incurred.

Partnership Expenses may be aggregated and allocated between the Partnership and the Parallel Funds based on the relative Net Asset Value of the Partnership and each Parallel Fund, respectively, at the time of such allocation, unless the General Partner determines in good faith that a different share is appropriate. Partnership Expenses allocated to the Partnership will generally be borne by the Partners pro rata based on Percentage Interests, unless the General Partner determines in good faith that a different share is appropriate.

(c) To the extent that the Management Company or its Affiliates (i) pays or otherwise bears the costs of any Partnership Expenses or (ii) advances amounts to the Partnership on a temporary basis pursuant to Section 6.1 of the Partnership Agreement, the Partnership shall reimburse the Management Company or such Affiliate for the same.

4. Duration and Termination. This Agreement may be terminated (a) by the Partnership at any time after 90 days’ written notice to the Management Company without the payment of any penalty by the General Partner or the Partnership, (b) by the Management Company after 90 days’ written notice to the General Partner, without the payment of any penalty by the Management Company, or (c) by the Management Company or the Partnership immediately upon notice to the other, without payment of penalty by the Management Company or the Partnership, as the case may be, if the General Partner for any reason is no longer the general partner of the Partnership. Upon termination of this Agreement, the Management Company shall repay to the Partnership or to a replacement manager, as directed by the General Partner, the unearned portion (computed on the basis of the number of days elapsed), if any, of any Management Fees previously paid to the Management Company.

5. Miscellaneous.

(a) Services Not Exclusive. The services of the Management Company are not exclusive to the General Partner and the Partnership. The Management Company and any partner, employee or agent of the Management Company may, to the extent not prohibited by the Partnership Agreement, render similar services to others and engage in additional activities so long as the Management Company performs its obligations hereunder. The Management Company may give advice and take action with respect to other funds or clients, or for its own account, that may differ from the advice or the timing or nature of action taken with respect to the Partnership.

(b) Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION; provided, however, that nothing contained in this Agreement shall be construed in any manner as inconsistent with the Advisers Act. Each of the parties hereto agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally confirms and agrees (A) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (B) that, to the fullest extent permitted by law, service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to this clause (B) shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

(c) Successors and Assignees. To the fullest extent permitted by law, no assignment (as such term is defined in the Advisers Act) of this Agreement may be made by any party to this Agreement without the prior consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon the parties and their respective successors and permitted assignees. The Management Company shall notify the Partnership of any change in the members of the general partner of the Management Company within a reasonable time after such change.

(d) Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(e) Entire Agreement. This Agreement and the Partnership Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

(f) Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof or affect the interpretation thereof.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

(h) Waiver. No waiver of the provisions of this Agreement shall be valid unless in writing and signed by the party to be bound. To the fullest extent permitted by law, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

(i) Conflicts. The Partnership Agreement shall govern in the event of any conflict, ambiguity or inconsistency between this Agreement and the Partnership Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives hereunto duly authorized as of the date first above written.

MANAGEMENT COMPANY:

HarbourVest Partners L.P.

By:	HarbourVest Partners, LLC
Its General Partner

By:
Name:
Title:

GENERAL PARTNER:

HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:
Name:
Title:

PARTNERSHIP:

HarbourVest Private Equity Secondaries Cayman Parallel Fund L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:
Name:
Title:

A-1

REDEMPTIONS

The General Partner currently expects to redeem Units as of the first Business Day of each calendar quarter, with economic effect as of the first calendar day of such quarter (each, a “Redemption Date”), using a purchase price equal to the Net Asset Value per Unit of the applicable Class (the “Redemption Price”) as of the last Business Day of the immediately preceding calendar quarter, or on such other date as the General Partner may determine (the “Valuation Date”); provided, the total amount of Units permitted to be redeemed per calendar quarter will generally be limited to no more than 5% of the aggregate Net Asset Value of the Partnership and the Parallel Funds, measured as of the last Business Day of the calendar quarter immediately preceding the Valuation Date (the “Fund-Level Limit”). For example, for a Redemption Date of July 1, the Valuation Date would be June 30, and the Fund-Level Limit would be measured on March 31.

In order to request a redemption of Units on a Redemption Date, a Limited Partner must submit a request to the General Partner in a form provided by the General Partner on or before the close of business 20 Business Days prior to the applicable Valuation Date (the “Redemption Notice Deadline”), unless such deadline is waived by the General Partner; provided, that Units redeemed on a Redemption Date that is within 12 months of the purchase date of such Units will be subject to the Early Redemption Fee (as defined below). Limited Partners will not know the applicable Redemption Price until after the Redemption Notice Deadline. If a redemption request is received after the Redemption Notice Deadline of the applicable calendar quarter, the redemption request generally will not be accepted, and if a Limited Partner still wishes to have its Units redeemed, must be resubmitted by the next quarterly Redemption Notice Deadline.

Notwithstanding the foregoing, the Partnership does not expect to make redemptions of its Units until after the 12-month anniversary of the Partnership’s Initial Closing Date (excluding, for the avoidance of doubt, Units that have been issued to Other HarbourVest Entities and Seed Investors that have been admitted to the Partnership as Limited Partners). In addition, without the consent of the Independent Directors, Class P Units may not be redeemed prior to the eighth anniversary of the Trade Date on which such Class P Units were issued. Redemptions of Class P Units will not be subject to, or included in the calculation of, the redemption restrictions applicable to other Units.

If a Limited Partner has made multiple purchases of the Partnership’s Units, any redemption request will be processed on a first in/first out basis.

Redemption Limitations

Subject to limited exceptions, requests for redemption are subject to an early redemption fee, for the benefit of the Partnership, of up to 5% of the applicable Redemption Price if Units are redeemed within 12 months of the purchase date of such Units (the “Early Redemption Fee”). The General Partner may, from time to time, waive or reduce the Early Redemption Fee in its discretion, including without limitation in the case of redemptions resulting from death, qualifying disability or divorce, in the case of redemptions arising from the rebalancing of a model portfolio sponsored by a financial intermediary, in the case of redemptions requested by Other HarbourVest Entities, trade or operational errors and in certain other circumstances. The Early Redemption Fee will not apply to Units acquired through the Partnership’s distribution reinvestment plan, if any.

The Partnership will have no obligation to redeem Units, including if the redemption would violate the restrictions on distributions under U.S. federal law, Delaware law, Cayman Islands law or any other applicable law. Further, the General Partner is permitted to make exceptions to, modify, or suspend redemptions at any time if, in its reasonable judgment it deems such action to be in the Partnership’s best interest, including, but not limited to, for tax, regulatory or other structuring reasons.

If the Fund-Level Limit described above is reached in any particular calendar quarter or the General Partner determines to redeem some but not all of the Units submitted for redemption during any quarter, Units submitted for redemption during such quarter will be redeemed on a pro rata basis after the Partnership has redeemed all Units for which redemption has been requested due to death, disability or divorce and other limited exceptions (including, without limitation, a full redemption to prevent a Limited Partner from maintaining an account balance of less than the applicable Minimum Account Balance (defined below)). Unsatisfied redemption requests will not be automatically carried over to the next redemption period and, in order for a redemption request to be reconsidered, Limited Partners must resubmit their redemption request before the next Redemption Notice Deadline.

As described in the Partnership’s confidential private offering memorandum, Units held by the Management Company acquired as payment of the Management Fee or Incentive Fee may be redeemed at the Management Company’s request and will not be subject to the Fund-Level Limit or the Early Redemption Fee described herein.

Minimum Account Redemptions

A Limited Partner will be required to maintain a minimum account balance equal to the minimum initial subscription for the applicable Class of Units (the “Minimum Account Balance”). Such Minimum Account Balance requirement may be waived by the General Partner, in its sole discretion. If such requirement is not waived by the General Partner, to the extent a redemption of some, but not all of a Limited Partner’s Units would cause such Limited Partner to maintain an account balance of less than the applicable Minimum Account Balance, the Partnership may redeem all of the Limited Partner’s Units. To the extent a Limited Partner seeks to redeem all of the Units it owns and the Partnership redeems less than the full amount of Units that the Limited Partner requests to redeem, the Limited Partner may maintain a balance of Units of less than the Minimum Account Balance following such redemption.

Payment of Redemption Proceeds

The Partnership expects to provide payment with respect to at least 95% of the redemption proceeds within ten Business Days of the Net Asset Value publication date (which is expected to be within twenty Business Days after the applicable Valuation Date), but may hold back up to 5% of redemption proceeds until after the Partnership’s year-end audit. Any such proceeds that are held back generally will be paid no later than two (2) Business Days after the annual audit of the Partnership’s financial statements for the fiscal year in which the applicable redemption is effected is made available to Limited Partners. However, there will be a substantial period of time between the Redemption Notice Deadline and the date Limited Partners can expect to receive payment for their Units from the Partnership. Limited Partners whose Units are redeemed bear the risk that the Partnership’s Net Asset Value may fluctuate significantly between the Redemption Notice Deadline on which they submit their redemption requests and the date as of which such Units are valued for purposes of such redemptions.

The Partnership may fund redemption requests from sources other than cash flow from operations, including, without limitation, borrowings of the Aggregating Partnership, offering proceeds and the sale of its assets, and the Partnership has no limits on the amounts it may fund from such sources. In an effort to have adequate cash available to support redemptions, the Aggregating Partnership may reserve borrowing capacity under an unsecured line of credit with a third party, HarbourVest or one of its affiliates. The Aggregating Partnership could then elect to borrow against this line of credit in part to redeem Units presented for redemption during periods when the Partnership does not have sufficient proceeds from operating cash flows or the sale of Units in this continuous offering to fund all redemption requests. If the Aggregating Partnership determines to obtain a line of credit, the Aggregating Partnership expects that it would afford the Aggregating Partnership borrowing availability to fund redemptions.

The Partnership is permitted to satisfy in kind the payment of the redemption amount to any Limited Partner who requests it by allocating to the Limited Partner investments from the portfolio of assets of the Partnership equal to the value of the Units to be redeemed. The assets to be transferred in such case shall be determined on a fair and reasonable basis as determined by the General Partner, and may result in a distribution of a particular asset on a non-pro rata basis. All costs associated with a redemption in kind, including the costs of issuing a valuation report, shall be borne by the Limited Partner requesting the redemption.